Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of January 26, 2006 (the “Effective Date”), by and between JER/WMA, LLC, a Delaware limited liability company (“Seller”), and LASALLE HOTEL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS, Seller is the fee simple owner of the land and improvements comprising the hotel facility located at 909 North Michigan Avenue, Chicago, Illinois, and commonly known as The Westin Michigan Avenue Chicago (the “Hotel”), and is the owner of the other Property (as hereinafter defined) related to the ownership and operation of the Hotel, as more specifically described in this Agreement.

WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1     DEFINITIONS

1.1 Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“Accounts Receivable” means all amounts which Seller is entitled to receive from the Business which have accrued as of the Cut-Off Time, including charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by, for or on behalf of Seller at the Hotel, but expressly excluding all (a) credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing, and (b) items of income otherwise prorated for the benefit of Seller pursuant to Section 11.2, including the Guest Ledger.

“Accrued Benefits” means those items set forth in clauses (a) and (b) of the definition of Compensation.

“Adverse Proceeding” has the meaning set forth in Section 9.1.2.

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (b) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future Applicable Law addressing or in any way relating to terrorist acts and acts of war.

“Applicable Law” means (a) all statutes, laws, common law, administrative decisions, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi governmental authority, and (b) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Bookings” has the meaning set forth in Section 2.1.16.

“Books and Records” has the meaning set forth in Section 2.1.13.

“Business” means the lodging business and all activities related thereto conducted at the Hotel, including (a) the rental of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, (b) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotel, (c) the rental of any commercial or retail space to tenants at the Hotel, (d) the maintenance and repair of the Real Property and tangible Personal Property, (e) the employment of the Employees, and (f) the payment of Taxes.

“Business Day” means any day other than a Saturday, Sunday, federal, or State of Illinois legal holiday.

“Casualty” has the meaning set forth in Section 14.1.

“CDR” has the meaning set forth in Section 8.14.2.

“Chicago Code” has the meaning set forth in Section 8.14.2.

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Escrow” has the meaning set forth in Section 10.2.

“Closing Escrow Agreement” has the meaning set forth in Section 10.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Compensation” means, with respect to any Employee, all salary, wages, bonuses and incentive compensation which such Employee is entitled to receive at the time in question (including accrued bonuses and incentive compensation), together with all employment taxes with respect thereto, including any withholding and employer contributions required under Applicable Law, but expressly excluding (a) accrued vacation days, sick days and personal days, and (b) health, welfare and other benefits provided to such Employee under any Seller Employee Plans, and employer contributions to, and amounts paid or accrued under, any Seller Employee Plans for the benefit of such Employee.

“Condemnation” has the meaning set forth in Section 14.2.

“Confidential Information” has the meaning set forth in Section 8.1.1.

“Contracts” means, collectively, the Equipment Leases and Operating Agreements.

“Cut-Off Time” has the meaning set forth in Section 11.1.

“Deed” has the meaning set forth in Section 10.3.1(b).

“Due Diligence Contingency” has the meaning set forth in Section 4.1.

“Due Diligence Period” has the meaning set forth in Section 4.1.

“Earnest Money” has the meaning set forth in Section 3.2.1.

“Earnest Money Escrow Agreement” has the meaning set forth in Section 3.2.1.

“EBITDA” has the meaning set forth in Section 7.1.23.

“Employees” means all persons employed by the Manager or any of its Affiliates in a full-time or part-time capacity at the Hotel at the time in question, including Union Employees, Non-Union Employees and employees on workers’ compensation, military leave, special military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, union leave, sick leave, short-term or long-term disability, or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

“Employer” means with respect to any Employee the employer of such Employee.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (a) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Property, or (b) violation of any Environmental Laws with respect to the Property.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including (a) the Comprehensive Environmental Response, Compensation and Liability Act, (b) the Resource Conservation and Recovery Act, (c) the Federal Water Pollution Control Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, and (g) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

“Environmental Liabilities” means all liabilities and obligations under any Environmental Laws arising from or in connection with the Property, including any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” has the meaning set forth in Section 7.1.10.

“Equipment Leases” has the meaning set forth in Section 2.1.9.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Escrow Agent” means Chicago Title Insurance Company through its offices at 171 North Clark Street, Chicago, Illinois.

“Excluded IT Systems” has the meaning set forth in Section 2.2.5.

“Excluded Property” has the meaning set forth in Section 2.2.

“Existing Survey” means that certain survey prepared by Chicago Guarantee Survey Company dated as of July 8, 2004 and last revised on January 4, 2005 signed by Gregory Hannon, Illinois Registered Land Surveyor.

“First Deposit” has the meaning set forth in Section 3.2.

“F&B” has the meaning set forth in Section 2.1.6.

“FF&E” has the meaning set forth in Section 2.1.3.

“Final Closing Statement” has the meaning set forth in Section 11.2.15.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel.

“Hazardous Substances” means any “hazardous” or “toxic” material as defined in any Environmental Law, including hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including asbestos, petroleum or petroleum by products and polychlorinated biphenyls.

“Hotel” has the meaning set forth in the Recitals.

“IDR” has the meaning set forth in Section 8.14.1

“Illinois Act” has the meaning set forth in Section 8.14.1.

“Improvements” has the meaning set forth in Section 2.1.2.

“Indemnification Cap” has the meaning set forth in Section 15.4.2.

“Indemnification Claim” has the meaning set forth in Section 15.5.1.

“Indemnification Deductible” has the meaning set forth in Section 15.4.2.

“Indemnification Loss” means, with respect to any Indemnitee, any liability, damage, loss, cost or expense, including reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 15.5.1.

“Indemnitor” has the meaning set forth in Section 15.5.1.

“Inspections” has the meaning set forth in Section 4.2.

“Intellectual Property” has the meaning set forth in Section 2.1.12.

“Inventoried Baggage” has the meaning set forth in Section 12.2.

“Inventoried Safe Deposit Boxes” has the meaning set forth in Section 12.1.

“IT Systems” has the meaning set forth in Section 2.1.5.

“Knowledge” means (a) with respect to Seller, the actual knowledge of Mr. Alex Gilbert and Mr. Kevin Yam, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates, and (b) with respect to Purchaser, (i) the actual knowledge of Mr. Michael Barnello and Mr. Alfred Young, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (ii) any matter disclosed in any exhibits or schedules to this Agreement and (iii) any matter disclosed in any Post Execution Disclosure pursuant to Section 16.13. For the purposes of this definition, the term “actual knowledge” means, with respect to any natural person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

“Land” has the meaning set forth in Section 2.1.1.

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.

“Licenses and Permits” has the meaning set forth in Section 2.1.11.

“Liquor Licenses” has the meaning set forth in Section 8.3.

“Management Agreement” means that certain Amended and Restated Management Agreement dated August 21, 1986, as amended by First Amendment to Amended and Restated Management Agreement dated as of June 2, 1994, by Second Amendment to Amended and Restated Management Agreement dated as of September 1, 1999, by Third Amendment to Amended and Restated Management Agreement dated as of February 27, 2002, by Fourth Amendment to Amended and Restated Management Agreement dated as of January 26, 2005, and by letter agreement regarding working capital dated as of January 26, 2005.

“Management Agreement Document” means any document executed and delivered by Manager to Purchaser’s Lender in connection with the Closing.

“Manager” means 909 North Michigan Avenue Corporation, a Delaware corporation.

“Material Casualty” has the meaning set forth in Section 14.1.1.

“Material Condemnation” has the meaning set forth in Section 14.2.1.

“Material Contract” means any Contract either (a) requiring in any one calendar year after the Closing, but during the term of such Contract, aggregate payments in excess of Fifty Thousand Dollars ($50,000), or (b) not terminable on thirty (30) days’ notice.

“Mutual Closing Conditions” has the meaning set forth in Section 9.1.1.

“National/Regional Operating Agreements” has the meaning set forth in Section 2.2.3.

“New Survey Defect” has the meaning set forth in Section 5.3.2.

“New Title and Survey Objection Notice” has the meaning set forth in Section 5.3.2.

“New Title and Survey Response Notice” has the meaning set forth in Section 5.3.2.

“New Title Exception” has the meaning set forth in Section 5.3.3.

“Non-Union Employees” means those Employees that are not Union Employees.

“Notice” has the meaning set forth in Section 16.1.1.

“Operating Agreements” has the meaning set forth in Section 2.1.10.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

“Parking Management Agreement” means that certain Management Agreement by and between Seller and System Parking, Inc., an Illinois corporation, as the same may be amended from time to time.

“Permitted Exceptions” has the meaning set forth in Section 5.3.1.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means the Property other than the Real Property.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code.

“Plans and Specifications” has the meaning set forth in Section 2.1.14.

“Post-Execution Disclosure” has the meaning set forth in Section 16.13.

“Pre-Closing Access” has the meaning set forth in Section 8.12.

“Preliminary Closing Statement” has the meaning set forth in Section 11.1.

“Prime Rate” means the rate of interest published in the Wall Street Journal from time to time as the prime rate of interest, changing simultaneously and automatically with each announced change in said rate.

“Property” has the meaning set forth in Section 2.1.

“Prorations” has the meaning set forth in Section 11.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Closing Conditions” has the meaning set forth in Section 9.2.

“Purchaser Closing Deliveries” has the meaning set forth in Section 10.3.2.

“Purchaser Cure Period” has the meaning set forth in Section 13.9.

“Purchaser Default” means a material breach or default by Purchaser in any of its representations, warranties, covenants or obligations under this Agreement, to the extent such breach or default is not caused by a Seller Default and (except for a breach or default under Sections 3.2.1, 3.3 and 16.4, or a failure to make any material delivery set forth in Section 10.3.2 required to be made by Purchaser at Closing, which in each case shall have no cure period) which breach or default is not cured within five (5) Business Days after Purchaser’s receipt of written notice of such breach or default from Seller.

“Purchaser Default or Failure” has the meaning set forth in Section 13.9.

“Purchaser Documents” has the meaning set forth in Section 7.2.2.

“Purchaser Due Diligence Reports” has the meaning set forth in Section 4.4.

“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs, devisees and Affiliates of each of the foregoing.

“Purchaser’s Inspectors” has the meaning set forth in Section 4.2.

“Purchaser’s Lender” means any third party lender(s) which are not Affiliates of Purchaser, selected by Purchaser to provide financing for Purchaser’s acquisition of the Property.

“Real Property” has the meaning set forth in Section 2.1.2.

“Required Estoppels” has the meaning set forth in Section 8.2.1.

“Required Removal Exceptions” means (a) any mortgages, deeds of trust or other security instruments for any financing (other than those caused by Purchaser or any of its Affiliates), (b) Taxes which would be delinquent if unpaid at Closing, (c) any exception to title which Seller or any Affiliate of Seller willfully creates following the date of the Title Commitment with the intention and the purpose of not consummating the transaction described in this Agreement and (d) any other liens, up to an aggregate maximum amount of $100,000, which may be removed by payment of an ascertainable and liquidated amount.

“Retailer’s Act” has the meaning set forth in Section 8.14.1.

“Retail Merchandise” has the meaning set forth in Section 2.1.7.

“Scheduled Closing Date” means the date on which the Closing is scheduled to occur as the same may be postponed pursuant to the terms of this Agreement.

“Second Deposit” has the meaning set forth in Section 3.2.

“Seller” has the meaning set forth in the Recitals.

“Seller Closing Conditions” has the meaning set forth in Section 9.3.

“Seller Closing Deliveries” has the meaning set forth in Section 10.3.1.

“Seller Cure Period” has the meaning set forth in Section 13.8.

“Seller Default” means a material breach or default by Seller in any of its representations, warranties, covenants or obligations under this Agreement, to the extent such breach or default is not caused by a Purchaser Default and (except for the failure to make any material delivery set forth in Section 10.3.1 which is required to be made by Seller at Closing, which shall have no cure period) which breach or default is not cured within five (5) Business Days after Seller’s receipt of written notice of such default from Purchaser.

“Seller Default or Failure” has the meaning set forth in Section 13.8.

“Seller Documents” has the meaning set forth in Section 7.1.2.

“Seller Due Diligence Materials” has the meaning set forth in Section 4.3.1.

“Seller Employee Plans” means all plans (including all Plans) and programs maintained by or on behalf of Employer or Manager for the health, welfare or benefit of any Employees and/or their respective spouses, dependents or other qualified beneficiaries, including the Seller 401(k) Plan, and any plans maintained pursuant to the terms of any Union Contract.

“Seller Guarantor” means JER Financial Products III, LLC, a Delaware limited liability company.

“Seller Indemnitees” means Seller and its respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs devisees, and Affiliates of each of the foregoing.

“Seller Guaranty” has the meaning set forth in Section 15.7.

“Seller’s Possession” means in the physical possession of any officer or employee of Seller, any Affiliate of Seller, or Manager or any of its Affiliates that have responsibility for the Hotel; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that (a) are legally privileged or constitute attorney work product, (b) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure, or (c) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller, Manager or any of their Affiliates and not delivered to any third party (other than a third party which is bound by a confidentiality agreement or other confidentiality obligation).

“Starwood” means Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

“Starwood Entity(ies)” means Starwood and/or any of its Affiliates.

“Starwood Proprietary Marks” has the meaning set forth in Section 2.2.2.

“Subsequent Taxable Period” has the meaning set forth in Section 8.6.1.

“Supplies” has the meaning set forth in Section 2.1.4.

“Survey” has the meaning set forth in Section 5.2.

“Survey Defects” has the meaning set forth in Section 5.3.2.

“Survival Period” has the meaning set forth in Section 15.1.2.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Property or the Business, including any interest, penalty or fine with respect thereto, but expressly excluding any (a) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (b) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

“Tenant Leases” has the meaning set forth in Section 2.1.8.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not either Seller or Purchaser or any Affiliate of Seller or Purchaser.

“Title and Survey Election Notice” has the meaning set forth in Section 5.3.2.

“Title Commitment” has the meaning set forth in Section 5.1.

“Title Policy” has the meaning set forth in Section 5.4.

“Title Company” means Chicago Title Insurance Company, through its offices at 171 North Clark Street, Chicago, Illinois.

“Title Exceptions” means any liens, encumbrances or other exceptions to title.

“Title Review Period” has the meaning set forth in Section 5.3.

“Trade Payables” has the meaning set forth in Section 11.2.12.

“Union Contracts” has the meaning set forth in Section 2.1.20.

“Union Employees” means any Employees whose employment is subject to the terms of a Union Contract.

“Unpermitted Exceptions” has the meaning set forth in Section 5.3.1.

“Warranties” has the meaning set forth in Section 2.1.15.

1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

1.2.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

1.2.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

1.2.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

1.2.4 Any reference to any agreement (including this Agreement), document, instrument, tax or tariff means such agreement, document, instrument, tax or tariff as amended or modified in effect from time to time in accordance with the terms thereof, and if applicable the terms hereof.

1.2.5 The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

1.2.6 The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

1.2.7 The term “sole discretion” with respect to any determination to be made a Party under this Agreement means the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

1.2.8 Seller, Purchaser and their respective counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE 2     THE PROPERTY AND LIABILITIES

2.1 Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver, as applicable, to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):

2.1.1 Land. The land legally described in Schedule 2.1.1, together with all appurtenant easements and any other rights and interests appurtenant thereto (the “Land”);

2.1.2 Improvements. All buildings, structures and improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);

2.1.3 FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Hotel and used in the Business, or ordered for future use at the Hotel as of the Closing, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);

2.1.4 Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotel or ordered for future use at the Hotel as of the Closing (the “Supplies”);

2.1.5 IT Systems. All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel as more particularly described on Schedule 2.1.5 (subject to the terms of the applicable license agreements and Manager’s and Manager’s Affiliates’ rights in and to the same which are described on Schedule 2.1.5), to the extent the same are assignable or transferable (all such hardware, systems and software being referred to collectively as the “IT Systems”), but expressly excluding the Excluded IT Systems;

2.1.6 Food and Beverage. All food and beverages (including both alcoholic and non alcoholic) which are located at the Hotel (whether opened or unopened), or ordered for future use at the Hotel as of the Closing, including all food and beverages located in the guest rooms (the “F&B”);

2.1.7 Retail Merchandise. All merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Closing, including the inventory held for sale in any gift shop or newsstand operated by Seller or Manager at the Hotel, but expressly excluding the F&B (the “Retail Merchandise”);

2.1.8 Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting to any Person the right to use or occupy any portion of the Real Property, other than the Management Agreement, the Parking Management Agreement and the Bookings (the “Tenant Leases”), together with all security deposits credited under the Tenant Leases, to the extent such security deposits are assignable or transferable;

2.1.9 Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel which are held by, for or on behalf of Seller and used in the Business, to the extent same are assignable or transferable (the “Equipment Leases”) together with all deposits made thereunder, to the extent such deposits are assignable or transferable;

2.1.10 Operating Agreements. All maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements for goods or services, other than (a) any National/Regional Operating Agreements which are held by Manager or its Affiliates and used in connection with the Business and (b) Tenant Leases, Equipment Leases, Licenses and Permits and the Management Agreement, to the extent the same are assignable or transferable, together with all deposits made or held by Seller thereunder, to the extent the same and such deposits are transferable (the “Operating Agreements”);

2.1.11 Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by, for or on behalf of Seller with respect to the Hotel, including the construction, use or occupancy of the Hotel or the Business, to the extent the same are assignable or transferable (the “Licenses and Permits”), together with any deposits made by Seller thereunder, to the extent such deposits are assignable or transferable;

2.1.12 Intellectual Property. All of the following (a) owned by Seller or (b) exclusively issued or licensed to Seller and used in connection with the operation of the Hotel to the extent transferable: (i) trademarks, trade names, service marks or other intellectual property rights, including those set forth in Schedule 2.1.12; (ii) direct telephone numbers, post office boxes, web sites and internet addresses for the Hotel (excluding websites and internet addresses used by the Manager or its Affiliates not exclusive to the Hotel) and (iii) all goodwill in connection with the ownership, operation and maintenance of the Hotel, but excluding any trademark, servicemark or logo relating to the Starwood Proprietary Marks (the “Intellectual Property”);

2.1.13 Books and Records. All books and records located at the Hotel which relate to the Hotel or the Business (subject to the rights of the Manager under the Management Agreement), but expressly excluding all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to any Applicable Law prohibiting their disclosure or a confidentiality agreement between Seller and Manager or any Starwood Entities prohibiting their disclosure, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by, for or on behalf of any officer or employee of any Starwood Entity (the “Books and Records”);

2.1.14 Plans and Specifications. All plans and specifications, blueprints, architectural plans, engineering diagrams, operating manuals and similar items located at the Hotel or otherwise in Seller’s Possession which relate exclusively to the Hotel, to the extent the same are assignable or transferable (the “Plans and Specifications”);

2.1.15 Warranties. All warranties and guaranties held by, for or on behalf of Seller or the Land Trust with respect to any Improvements or Personal Property, to the extent the same are assignable or transferable (the “Warranties”);

2.1.16 Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel (the “Bookings”) as of the Closing, together with all deposits held by Seller or Manager with respect thereto;

2.1.17 Guest Ledger. The Guest Ledger as set forth in Section 11.1;

2.1.18 Vehicles. All vehicles owned or leased by Seller which serve the Hotel, as set forth on Schedule 2.1.18;

2.1.19 Management Agreement. Seller’s rights under the Management Agreement; and

2.1.20 Union Contracts. The following union contracts: (a) Agreement by and between Chicago Joint Executive Board of the Hotel Employees and Restaurant Employees International Union, A.F.L.- C.I.O., as exclusive bargaining agent for Hotel Employees and Restaurant Employees Union, Local No. 1, A.F.L.- C.I.O. and Hotel, Motel, Club, Cafeteria, Restaurant Employees and Bartenders Union, Local 450, A.F.L.- C.I.O., and Seller effective September 1, 2002 through August 31, 2006; and (b) Collective Bargaining Agreement by and between International Union of Operating Engineers of Chicago, Illinois and Vicinity Local No. 399 and Westin Michigan Avenue, Starwood Lodging Corporation effective July 1, 2003 through June 30, 2007 (the “Union Contracts”);

For purposes of this Section 2.1, the IT Systems, the security deposits under the Tenant Leases, the Equipment Leases and deposits thereunder, the Operating Agreements and deposits thereunder, the Warranties, the Plans and Specifications, and the Licenses and Permits where the terms “assignable” or “transferable” mean such items under which assignment or transfer is permitted without the consent or approval of any Person other than Seller or any of its Affiliates or such consent or approval is obtained.

2.2 Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser, and shall not be included in the definition of Property:

2.2.1 Cash and Pending Receivables. Except for deposits expressly included in Section 2.1, all cash on hand or on deposit in any house bank, operating account or other account or reserve maintained in connection with the Business, together with any and all credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing (but expressly excluding any cash on hand, advance deposits or prepaid amounts that are otherwise prorated hereunder);

2.2.2 Starwood Proprietary Property. All (i) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by Manager or any Starwood Entity except as set forth in Schedule 2.1.12 (the “Starwood Proprietary Marks”); (ii) signs and other fixtures and personal property at the Hotel which bear any of the Starwood Proprietary Marks; (iii) Starwood Entity internal management, operational, employee and similar manuals, handbooks and publications; and (iv) Starwood Entity centralized systems and programs used in connection with the Business, including the (A) Starwood sales and marketing, (B) Starwood Preferred Guest program, and (C) Starwood purchasing, systems and programs;

2.2.3 National/Regional Operating Agreements. All Operating Agreements pursuant to which goods, services, licenses or other items are provided by a Starwood Entity to other hotels which are owned, leased or operated by any Starwood Entity in addition to the Hotel (the “National/Regional Operating Agreements”), all of which shall be assumed by Purchaser at Closing;

2.2.4 Third-Party Property. Any fixtures, personal property owned by (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, licensor or other party under any Operating Agreements, National/Regional Operating Agreements or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) the Manager to the extent set forth on Schedule 2.2.4, (v) any Employees which are included as part of their personal effects, or (vi) any guests or customers of the Hotel which are included as part of their personal effects;

2.2.5 Excluded IT Systems. The IT Systems set forth in Schedule 2.2.5 (the “Excluded IT Systems”). Notwithstanding the foregoing, it is contemplated that certain of the Excluded IT Systems may continue to be used in the Business at the Hotel pursuant to and subject to the terms and provisions of the Management Agreement. In the event that any item listed on Schedule 2.1.5 is also listed on Schedule 2.2.5, then this Section 2.2.5 shall control;

2.2.6 Employment Agreements. The Employment Agreements.

2.2.7 Accounts Receivable. The Accounts Receivables.

ARTICLE 3     PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Property is Two Hundred Fifteen Million and no/100 Dollars ($215,000,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 11.2, and as otherwise expressly provided in this Agreement.

3.2 Earnest Money.

3.2.1 Deposit of Earnest Money. Within two (2) business days after the date hereof, Purchaser shall deposit the amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the “First Deposit”) with Escrow Agent which is held in a strict joint order escrow as earnest money pursuant to that certain Earnest Money Escrow Agreement in the form attached hereto as Exhibit A among Seller, Purchaser and Escrow Agent (the “Earnest Money Escrow Agreement”). If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with Article IV, the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4 and the Earnest Money Escrow Agreement. If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency, then (a) Purchaser shall be obligated as provided in Section 4.1 to deposit with Escrow Agent a second deposit in the amount of Three Million and no/100 Dollars ($3,000,000.00) (the “Second Deposit”; the First Deposit and the Second Deposit, collectively, together with interest earned thereon, the “Earnest Money”) and (b) the Earnest Money shall be non refundable to Purchaser if Purchaser defaults hereunder.

3.2.2 Investment of Earnest Money. The Earnest Money shall be invested in accordance with the Earnest Money Escrow Agreement.

3.2.3 Disbursement of Earnest Money to Seller. At Closing, Purchaser and Seller shall direct Escrow Agent to disburse the Earnest Money to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money so disbursed to Seller. If this Agreement is terminated as a result of Purchaser’s default under this Agreement, then Purchaser and Seller shall provide a written direction to Escrow Agent to disburse the Earnest Money to Seller no later than two (2) Business Days after such termination.

3.2.4 Refund of Earnest Money to Purchaser. If this Agreement is terminated for any reason other than Purchaser’s default under this Agreement, then Seller and Purchaser shall provide a written direction to Escrow Agent to disburse the Earnest Money to Purchaser no later than two (2) Business Days after such termination.

3.3 Payment of Purchase Price.

3.3.1 Payment at Closing. At Closing, Purchaser shall pay to Seller through the Closing Escrow by wire transfer of immediately available funds an amount equal to the Purchase Price (as adjusted pursuant to the Prorations and as otherwise expressly provided in this Agreement), less the Earnest Money disbursed to Seller. Purchaser shall authorize the Escrow Agent to wire transfer the funds to be received by Seller no later than 2:30 p.m. (Eastern Time) on the Closing Date. If Seller receives the wire transfer of funds from the Escrow Agent after 3:00 p.m. (Eastern Time) due to delays caused by Purchaser and is unable to reinvest such funds on the Closing Date, then as a condition to the completion of the Closing, Purchaser shall pay interest on the amount of such funds from the Closing Date until the next Business Day at the Prime Rate.

3.3.2 Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

ARTICLE 4     DUE DILIGENCE

4.1 Due Diligence Contingency. Purchaser shall have a period from the Effective Date until 5:00 p.m. (Eastern Time) on February 21, 2006 (the “Due Diligence Period”) to perform its due diligence review and Inspections of the Property which Purchaser deems advisable. If Purchaser, in its sole discretion, is not satisfied with the results of its due diligence review of the Property for any reason, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Due Diligence Period (the “Due Diligence Contingency”). If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1, then the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1, Purchaser shall be deemed to have waived its rights to terminate this Agreement pursuant to the Due Diligence Contingency and shall be obligated to deliver the Second Deposit to Escrow Agent upon or prior to the expiration of the Due Diligence Period. If Purchaser is obligated to deliver the Second Deposit and fails to timely do so, Seller shall have the right, but not the obligation, to terminate this Agreement upon written notice until the Second Deposit is so delivered.

4.2 Due Diligence Inspections. Purchaser shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser deems advisable, in accordance with this Section 4.2, prior to the end of the Due Diligence Period (it being agreed that Inspections after the Due Diligence Period shall be governed by the provisions of Section 8.12). Purchaser may conduct the Inspections with its legal, accounting and other advisors, through each of their respective officers, employees, contractors, consultants, agents or representatives (“Purchaser’s Inspectors”); provided, however, that Purchaser shall cause Purchaser’s Inspectors to comply with the provisions regarding Confidential Information set forth in Section 8.1. Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (a) Purchaser shall provide Seller with at least twenty four (24) hours prior notice (which may be telephonic or by email) of each of the Inspections; (b) Purchaser’s Inspectors shall, if required by Seller, be accompanied by an employee, agent or representative of Seller or Manager; (c) Purchaser’s Inspectors shall use commercially reasonable efforts to conduct the Inspections on a Business Day between 10:00 a.m. and 5:00 p.m. (local time) unless otherwise approved by Seller; (d) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion; (e) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel; and (f) the Inspections shall not unreasonably interfere with the Business, and Purchaser’s Inspectors shall comply with Seller’s reasonable requests with respect to the Inspections to minimize such interference.

4.3 Seller’s Due Diligence Materials.

4.3.1 Purchaser acknowledges its receipt of the due diligence materials set forth on Schedule 4.3.1. Seller shall provide to Purchaser promptly upon request by Purchaser, or make available to Purchaser at the Hotel for review and copying by Purchaser, such additional due diligence materials in Seller’s Possession relating to the Property which are reasonably requested by Purchaser. All documents and materials identified on Schedule 4.3.1 or otherwise provided by Seller to Purchaser pursuant to this Agreement, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”.

4.3.2 If this Agreement is terminated pursuant to the Due Diligence Contingency, Purchaser promptly shall (a) return all original Seller Due Diligence Materials provided to Purchaser (excluding any summaries, abstracts, compilations or other analyses made by or for Purchaser), and destroy all other Seller Due Diligence Materials, (b) cause all Persons to whom Purchaser has provided any Seller Due Diligence Materials to return any original Seller Due Diligence Materials to Seller, and destroy all other Seller Due Diligence Materials, and (c) certify to Seller that all original Seller Due Diligence Materials have been returned to Seller and all other Seller Due Diligence Materials have been destroyed.

4.4 Intentionally Omitted.

4.5 Release and Indemnification. Purchaser shall, at its sole cost and expense, repair any damage to the Property, the Excluded Property or any other property owned by a Person other than Purchaser or Purchaser’s Inspectors to the extent such damage is caused by the Inspections, Purchaser, or Purchaser’s Inspectors and in connection with any such damage restore the affected Property, the Excluded Property or third-party property to the same or better condition than as existed prior to such Inspections, or replace any such damaged property with property of the same or better quality. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by any Seller Indemnitee arising from or in connection with the Inspections, except to the extent resulting from Seller’s negligence or willful misconduct.

4.6 Insurance. Purchaser has provided to Seller a certificate of insurance, in form and substance satisfactory to Seller, evidencing that Purchaser maintains commercial general liability insurance in an amount no less than Five Million and no/100 Dollars ($5,000,000.00), with an insurance company with a Best’s rating of no less than A/VIII, insuring Purchaser against its indemnification obligations under Section 4.5, and naming Seller and such other Persons designated by Seller as an additional insured thereunder. Purchaser’s maintenance of such insurance policies shall not release or limit Purchaser’s indemnification obligations under Section 4.5.

ARTICLE 5     TITLE TO THE PROPERTY

5.1 Title Commitment. The Parties have each received a commitment for an ALTA owner’s title insurance policy from the Title Company for the Real Property, dated as of January 20, 2006, designated as order no.NBU8323918 (commitment no. 1401008323918) (the “Title Commitment”), together with a copy of all documents referenced therein as obtained from the Title Company or available on the Title Company’s secured website: www.chicago.ctnbg.com.

5.2 Survey. Purchaser acknowledges its receipt of the Existing Survey. Seller has ordered, at Seller’s cost and expense, an updated ALTA survey of the Real Property (the “Survey”), dated not earlier than the Effective Date.

5.3 Exceptions to Title.

5.3.1 Permitted Exceptions. The following items shall be referred to collectively herein as the “Permitted Exceptions”: (a) the rights and interests of customers and guests at the Hotel to occupy rooms on a transient license basis, (b) the rights of tenants under the Tenant Leases, as tenants only, pursuant to the Tenant Leases set forth on Schedule 7.1.12, or entered into after the date hereof in accordance with Section 8.2 of this Agreement, and (c) all liens and encumbrances caused or created by any Purchaser Indemnitee. Purchaser shall have until the end of the Due Diligence Period (the “Title Review Period”) to object to any matters set forth in the Title Commitment and Existing Survey (or, if delivered prior to one (1) Business Day before the end of the Title Review Period, the Survey) by written notice to Seller, and any matters set forth in the Title Commitment and Existing Survey (or, if applicable, Survey) which are not objected to by Purchaser within such period shall also be deemed Permitted Exceptions; provided, however, in no event shall Required Removal Exceptions be deemed Permitted Exceptions.

5.3.2 Unpermitted Exceptions. If the Title Commitment or Existing Survey (or, if applicable, Survey) includes any matter which is not a Permitted Exception (an “Unpermitted Exception”), then Purchaser shall have the right to request that Seller remove or cure such Unpermitted Exception by providing written notice to Seller (the “Unpermitted Exception Notice”) within the Title Review Period. If any update of the Title Commitment delivered to Purchaser after the end of the Title Review Period discloses any Title Exception which is not disclosed in the Title Commitment or is not otherwise a Permitted Exception described in this Section 5.3 (a “New Title Exception”), or the updated Survey delivered to Purchaser after the Title Review Period discloses any encroachments on to or from adjoining properties, encroachments on to easements from Improvements, set back line violations or other survey defects (“Survey Defects”) which are not disclosed in the Existing Survey (a “New Survey Defect”), and such New Title Exception or New Survey Defect was not caused or created by any Purchaser Indemnitee or any Person acting on behalf of any Purchaser Indemnitee, then Purchaser shall have the right to request that Seller remove or cure such New Title Exception or New Survey Defect at or prior to Closing, by providing written notice to Seller within the earlier of: (i) five (5) Business Days after receiving such New Title Exception or New Survey Defect and, to the extent the same are of record or are otherwise reasonably available, copies of the underlying documents evidencing any such New Title Exception, or (ii) on the then Scheduled Closing Date (the “New Title and Survey Objection Notice”). If Purchaser timely provides an Unpermitted Exception Notice or a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “Title and Survey Election Notice”) to Purchaser within the earlier of: (A) two (2) Business Days after Seller’s receipt of such Unpermitted Exception Notice or New Title and Survey Objection Notice, or (B) on the then Scheduled Closing Date promptly following receipt of a New Title and Survey Objection Notice from Purchaser, (1) to agree to remove or cure such Unpermitted Exception, New Title Exception or New Survey Defect at or prior to Closing (or after the Scheduled Closing Date if Seller extends such date pursuant to Section 5.3.4), or (2) not to remove or cure such Unpermitted Exception, New Title Exception or New Survey Defect; provided, however, that if such Unpermitted Exception, New Title Exception or New Survey Defect is a Required Removal Exception, then Seller shall remove or cure such Unpermitted Exception, New Title Exception or New Survey Defect at or prior to Closing. Except with respect to any Required Removal Exception which Seller shall be required to remove on or prior to Closing, if Seller does not provide a Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed to have elected not to remove or cure such Unpermitted Exception, New Title Exception or New Survey Defect pursuant to clause (2) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure an Unpermitted Exception, New Title Exception or New Survey Defect, then Purchaser shall have the right to elect, as its sole and exclusive right with respect thereto, by providing written notice to Seller (the “Title and Survey Response Notice”) within the earlier of five (5) Business Days after Purchaser’s receipt of the Title and Survey Election Notice or the Closing Date to (I) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (II) proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such Unpermitted Title Exception, New Title Exception or New Survey Defect which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such Unpermitted Title Exception, New Title Exception or New Survey Defect. If Purchaser does not provide a Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (I) of the preceding sentence.

5.3.3 Removal of Unpermitted Exceptions. Seller shall have no obligation to cure any Title Exceptions or Survey Defects other than the Required Removal Exceptions. Seller may, at its option, cure any Unpermitted Exception by (a) causing such Unpermitted Exception to be removed from the Title Policy, prior to Closing, or (b) causing the Title Company to commit to remove or insure over such Unpermitted Exception at any time prior to or at Closing in form reasonably satisfactory to

Purchaser, in each case with no right of the Title Company to seek recourse to Purchaser or the Property, in which case the same shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such Title Exception or Survey Defect.

5.3.4 Extension of Closing Date. If Seller determines that it will be unable to remove or cure any Unpermitted Exception or Required Removal Exception prior to Closing, Seller shall have the right, but not the obligation, to postpone the Closing for up to thirty (30) days in the aggregate by providing written notice to Purchaser no later than three (3) Business Days prior to the then Scheduled Closing Date.

5.4 Title Policy. It shall be a condition of Purchaser’s obligations hereunder that the Title Company commit to issue to Purchaser at Closing an ALTA owner’s title insurance policy insuring that the Real Property is vested in Purchaser as of the Closing Date, in the amount of the Purchase Price, subject only to the Permitted Exceptions, with an extended coverage endorsement over the general title exceptions, and the following endorsements in the standard form promulgated by the Title Company with any modifications thereto to be reasonably satisfactory to Purchaser: a comprehensive endorsement, 3.1 zoning endorsement (with parking and loading docks), a survey endorsement, a location endorsement, an access endorsement, a subdivision endorsement, a tax parcel endorsement, a utility facility endorsement and, if applicable, a contiguity endorsement (the “Title Policy”).

ARTICLE 6     CONDITION OF THE PROPERTY

6.1 PROPERTY SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SELLER DOCUMENT, THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SELLER DOCUMENT, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SELLER DOCUMENT, THE PURCHASE PRICE REFLECTS THE “AS IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS ARTICLE 6 ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS ARTICLE 6.

6.2 LIMITATION ON REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY SELLER DOCUMENT, NEITHER SELLER, ANY STARWOOD ENTITY, MANAGER, OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING

BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS, (C) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.

6.3 RELIANCE ON DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

6.3.1 PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS AS OF THE EXPIRATION OF THE DUE DILIGENCE PERIOD, INCLUDING REVIEWING ALL SELLER DUE DILIGENCE MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS. PURCHASER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS IF PURCHASER DOES NOT TERMINATE THIS AGREEMENT UPON THE EXPIRATION OF THE DUE DILIGENCE PERIOD.

6.3.2 EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, OR ANY SELLER DOCUMENT, (I) SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE SELLER DUE DILIGENCE MATERIALS, (II) PURCHASER ACKNOWLEDGES AND AGREES THAT THE SELLER DUE DILIGENCE MATERIALS ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF THE SELLER DUE DILIGENCE MATERIALS SHALL BE AT THE SOLE RISK OF PURCHASER, AND (III) NEITHER SELLER, MANAGER, NOR ANY RESPECTIVE AFFILIATE THEREOF, NOR THE PERSON OR ENTITY WHICH PREPARED ANY OF THE SELLER DUE DILIGENCE MATERIALS DELIVERED OR MADE TO PURCHASER SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH SELLER DUE DILIGENCE MATERIALS.

6.4 RELEASE AND WAIVER OF SELLER FOR ENVIRONMENTAL LIABILITIES AND VIOLATIONS OF APPLICABLE LAW. EXCEPT FOR THIRD PARTY CLAIMS ACCRUING PRIOR TO CLOSING, PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) DOES HEREBY FOREVER WAIVE, RELEASE AND DISCHARGE THE SELLER INDEMNITEES FROM ANY AND ALL ENVIRONMENTAL CLAIMS, ENVIRONMENTAL LIABILITIES, AND ALL VIOLATIONS OF APPLICABLE LAW (INCLUDING VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990, OR ANY SIMILAR ILLINOIS LAW) THE PURCHASER INDEMNITEES MAY HAVE AGAINST THE SELLER INDEMNITEES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER; PROVIDED, HOWEVER, THAT SUCH WAIVER, RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY INDEMNIFICATION OBLIGATION OF SELLER OR ANY CLAIM OF PURCHASER TO THE EXTENT RESULTING FROM A BREACH OF SELLER’S REPRESENTATION OR WARRANTY SET FORTH IN SECTION 7.1.6 AND SECTION 7.1.10.

ARTICLE 7     REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the express representations and warranties in this Section 7.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.

7.1.1 Organization and Power. Seller is duly formed and validly existing in the State of Delaware, and in good standing in the State of Illinois. Seller has all requisite power and authority to own the Property and conduct the Business as currently owned and conducted.

7.1.2 Authority and Binding Obligation. (a) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under each of the Seller Documents, (b) the execution and delivery by the signer on behalf of Seller of each of the Seller Documents, and the performance by Seller of its obligations under each of the Seller Documents, has been, or will be when executed and delivered, duly and validly authorized by all necessary action, and (c) each of the Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency and other laws affecting creditor’s rights or equity principles generally.

7.1.3 Consents and Approvals; No Conflicts. Subject to the recordation of any Seller Documents as appropriate, and except as disclosed in Schedule 7.1.3, (a) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the ownership or operation of the Business, and (b) neither the execution and delivery by Seller of any of the Seller Documents, nor the performance by Seller of any of its obligations under any of the Seller Documents will: (i) violate any provision of Seller’s organizational documents; (ii) violate any Applicable Law to which Seller is subject; (iii) result in a violation or breach of, or constitute a default under any of the Material Contracts, or (iv) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

7.1.4 Title to Personal Property. Except as set forth in Schedule 7.1.4, Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any Personal Property. Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing.

7.1.5 Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened against the Property or any portion thereof.

7.1.6 Compliance with Applicable Law. Except as set forth in Schedule 7.1.6, Seller has not received any written notice from any Governmental Authority of a violation of any Applicable Law with respect to the Property which has not been cured or dismissed.

7.1.7 Litigation. Except as set forth in Schedule 7.1.7, Seller has not (a) been served with any court filing or received any written notice in any pending or threatened litigation with respect to the Property or the Business which has not been resolved, settled or dismissed and Seller has no Knowledge of any pending or threatened (meaning a bona fide threat of material litigation that will not be covered by existing insurance coverage) litigation with respect to the Property or the Business, or (b) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property or the Business to which Seller is a named party which has not been resolved, settled or dismissed and Seller has no Knowledge of any such pending or threatened (meaning a bona fide threat of a material proceeding that will not be covered by existing insurance coverage) proceeding with respect to the Property or the Business.

7.1.8 Employees.

(a)	Union Contracts. Seller is not a party to any collective bargaining agreement with any labor union with respect to the Employees other than the Union Contracts, and Seller has no Knowledge of any other such agreements affecting the Business or the Employees.

(b)	Employees. Seller has no employees and is not a party to any written employment or compensation agreements with any of the Employees, all of whom are employed by the Manager.

(c)	Schedule 7.1.8(c) identifies each of the Seller Employee Plans.

(d)	No Seller Employee Plan is subject to Title IV of ERISA, except for the multi-employer plans referenced in the Union Contracts.

(e)	To Seller’s Knowledge, each Seller Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by Applicable Law, including but not limited to ERISA and the Code.

(f)	Neither the Seller nor any of its Affiliates has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired Employees.

(g)	Seller is not a Plan, and the Property and Business do not constitute a Plan under the Department of Labor Regulations codified at Section 2510.3-101, subject to Title I of ERISA or Section 4975 of the Code.

7.1.9 Taxes. Except as disclosed in Schedule 7.1.9, (a) all Taxes will be paid in full or prorated at Closing as part of the Prorations pursuant to Section 11.2; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which are due and payable in the year in which the Closing occurs and all prior years, (b) Seller has not received any written notice for an audit of any Taxes which has not been resolved or completed, and (c) Seller is not currently contesting any Taxes.

7.1.10 Environmental Matters. To Seller’s Knowledge, Schedule 7.1.10 sets forth a correct and complete list of all environmental assessments, reports and studies relating to the Property in Seller’s Possession (the “Environmental Reports”), and Seller has made available to Purchaser a true and complete copy of the Environmental Reports. Seller has not received any written notice from any Governmental Authority or any other Person of any Environmental Claims, Environmental Liabilities or violation of any Environmental Laws with respect to the Property.

7.1.11 Licenses and Permits. To Seller’s Knowledge, Schedule 7.1.11 sets forth a correct and complete list of all Licenses and Permits that are material to Seller’s current operation of the Hotel. Seller has made available to Purchaser a true and complete copy of the Licenses and Permits. Except as set forth in Schedule 7.1.11, Seller has not received any written notice from any Governmental Authority of (a) any violation, suspension, revocation or non renewal of any Licenses and Permits with respect to the Property or the Business that has not been cured or dismissed, or (b) any failure by Seller to obtain any Licenses and Permits required for the Property or the Business that has not been cured or dismissed.

7.1.12 Tenant Leases. Schedule 7.1.12 sets forth a correct and complete list of the Tenant Leases, including all amendments and modifications thereto, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases. Except as set forth in Schedule 7.1.12, (a) Seller has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured, and to Seller’s Knowledge, there are no material defaults under the Tenant Leases by any of the parties thereto which have not been cured, (b) fixed rent and additional rent are currently being collected under such Tenant Leases without offset, counterclaim or deduction, (c) all decorations, alterations or other work required to be performed by Seller pursuant to the Tenant Leases has been performed in full, (d) Schedule 7.1.12 sets forth a true and complete list of security deposits currently held by Seller with respect to the Tenant Leases, and (e) there are no brokerage commissions or finders fees payable by Seller with respect to any current or renewal term of the Tenant Leases or the negotiation of any new Tenant Lease or the expansion of any Tenant Lease.

7.1.13 Material Contracts. Schedule 7.1.13 sets forth a correct and complete list of the Material Contracts, including all amendments and modifications thereto; and Seller has made available to Purchaser a true and complete copy of the Material Contracts. Except as set forth on Schedule 7.1.13, Seller has neither given nor received any written notice of any breach or default under any of the Material Contracts which has not been cured, and to Seller’s Knowledge, there are no material defaults under any of the Material Contracts by any of the parties thereto which have not been cured.

7.1.14 Management Agreements. Except for the Management Agreement and Parking Management Agreement, Seller is not a party to any management, franchise, license, concession or other agreements with respect to the management of the Hotel. The Management Agreement and Parking Management Agreement have not been modified or amended except as set forth above in the definition thereof, and Seller has delivered true and complete copies of the Management Agreement and Parking Management Agreement to Purchaser. Seller has neither given nor received any written notice of any breach or default under either the Management Agreement or the Parking Management Agreement which has not been cured. To Seller’s Knowledge, there are no material defaults under the Management Agreement or the Parking Management Agreement by the respective managers thereunder which have not been cured.

7.1.15 Bookings. Schedule 7.1.15 sets forth a correct list of all Bookings as of a date which is not earlier than ten (10) Business Days prior to the Effective Date, which shall be updated at Closing to a date which is not earlier than ten (10) Business Days prior to Closing; provided, however, that such list of Bookings may be redacted to exclude all information identifying the particular Persons holding such Bookings. Notwithstanding the foregoing, the Bookings set forth on Schedule 7.1.15 do not include individual (as opposed to group) bookings for guest rooms (unless otherwise noted).

7.1.16 Insurance. Schedule 7.1.16 sets forth a correct and complete list of the insurance coverage maintained by Seller or Manager with respect to the Property and the Business.

7.1.17 Finders and Investment Brokers. Except for Jones Lang LaSalle Hotels (“JLL”) Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other similar capacity for or on behalf of Seller in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement. Seller shall be responsible for all fees, commissions and other payments due JLL in connection with the transactions set forth herein.

7.1.18 Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

7.1.19 Bankruptcy. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), whether voluntary or involuntary, relating to Seller is pending, or to Seller’s Knowledge is being threatened against Seller by any Person.

7.1.20 Transient Guests. As of the Effective Date, there are no guests at the Hotel who have maintained or have a right to maintain occupancy of the Hotel for a period in excess of thirty (30) consecutive days.

7.1.21 Prepaid Fees and Deposits. Schedule 7.1.21 sets forth a list of each prepaid fee, reservation, advanced payment and deposit in excess of Ten Thousand Dollars ($10,000.00) relating to the Hotel as of the date which is ten (10) Business Days prior to the Effective Date.

7.1.22 Trade Associations. Schedule 7.1.22 sets forth all trade associations to which Seller or Manager belongs and the respective dues and fees therefor.

7.1.23 Financial Information. Seller has delivered to Purchaser unaudited financial statements for the Hotel for the year ended December 31, 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) information for the Hotel for the year ended December 31, 2005, attached as Schedule 7.1.23 was, to Seller’s Knowledge, prepared using generally accepted accounting principles applied on a consistent basis during the periods involved. As of the Effective Date, to Seller’s Knowledge, no event, act or condition has occurred which has had a material adverse change in the financial condition of the Hotel since December 31, 2005.

Notwithstanding anything contained in this Agreement to the contrary, if Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to Closing, and Purchaser nevertheless proceeds to close the transaction described in this Agreement, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach.

7.2 Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 7.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.

7.2.1 Organization and Power. Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware, is (or will be prior to Closing) qualified to do business in the State of Illinois, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

7.2.2 Authority and Binding Obligation. (a) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents, (b) the execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, has been, or will be when executed and delivered, duly and validly authorized by all necessary action by Purchaser, and (c) each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditor’s rights or equity principles generally.

7.2.3 Consents and Approvals; No Conflicts. (a) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement, and (b) neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (i) violate any provision of the organizational documents of Purchaser; (ii) violate any Applicable Law to which Purchaser is subject (including any rules or regulations of the United States Treasury’s Office, Office of Foreign Assets Control); or (iii) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or to which any of Purchaser’s properties are subject.

7.2.4 Finders and Investment Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

7.2.5 ERISA. The funds to be used by Purchaser with respect to the transactions contemplated by this Agreement do not constitute the assets of a Plan under Department of Labor Regulation Section 2510.3-101, subject to Title I of ERISA or Section 4975 of the Code.

7.2.6 No Violation of Anti-Terrorism Laws. None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor to Purchaser’s Knowledge any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

Notwithstanding the foregoing, if Seller has Knowledge prior to Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close this transaction, such representation or warranty by Purchaser with respect to such matter shall be deemed to be modified to reflect such Knowledge.

ARTICLE 8     COVENANTS

8.1 Confidentiality.

8.1.1 Disclosure of Confidential Information. Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or, until Closing, any information disclosed by the Inspections or in the Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public (other than as a result of a disclosure arising from a breach or default of the confidentiality provisions of this Agreement) and which has not been received by Purchaser from a third party who, to Purchaser’s Knowledge, is not under a confidentiality obligation to Seller with respect to such materials, data or other information (the “Confidential Information”) . Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (a) disclose any Confidential Information required under Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or (b) disclose any Confidential

Information to any Person on a “need to know” basis, such as their respective shareholders, principals, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, advisors, agents, representatives, engineers, surveyors, lenders, investors, managers, franchisers and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Purchaser (i) in the case of clause (a) shall advise Seller immediately upon receiving any demand for disclosure of any Confidential Information pursuant to Applicable Law, and Seller shall have the right to obtain a protective order or agree to an arrangement with the Person demanding such Confidential Information to prevent or limit the extent of such disclosure prior to Purchaser’s disclosure of such Confidential Information (unless on the advice of counsel such information is required to be disclosed by Purchaser prior to obtaining such protective order or agreement), and (ii) in the case of clause (b) shall advise such Person of the confidential nature of such Confidential Information, and cause such Person to maintain the confidentiality of such Confidential Information.

8.1.2 Public Announcements. Seller and Purchaser shall each have the right to make public announcements regarding the transaction described in this Agreement, provided that the other Party shall reasonably approve the form and substance of any such public announcement, provided further that the Parties and their Affiliates will not require the other Party’s prior approval (provided that the Parties shall reasonably cooperate with each other in providing such approval, if such approval is not in violation of Applicable Law or the any national securities exchange) (a) to make disclosures required pursuant to any listing agreement with any national securities exchange, (b) to make any disclosure or filing required by Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or (c) to make any disclosure required to perform its obligations under this Agreement.

8.1.3 Communication with Employees. Without limiting the generality of the provisions in Section 8.1.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including Purchaser’s Inspectors), directly or indirectly, communicate with any Employees or any Person representing any Employees involving any matter with respect to the Property, the Business, the Employees or this Agreement, without Seller’s prior written consent, which consent may be withheld in Seller’s reasonable discretion, unless such communication is arranged by Seller or Manager together with such reasonable conditions as either may require. Notwithstanding the foregoing, Purchaser may communicate with the general manager at the Hotel for the purpose of obtaining information regarding the Hotel.

8.2 Conduct of the Business.

8.2.1 Operation in Ordinary Course of Business. Except as set forth in Schedule 8.2.1, from the Effective Date until the Closing or earlier termination of this Agreement, Seller shall direct the Manager to, and shall itself (to the extent it has approval rights or other rights to direct or approve the actions of the Manager), conduct the Business in the Ordinary Course of Business, including (a) maintaining the inventories of FF&E, Supplies, F&B and Retail Merchandise at levels maintained in the Ordinary Course of Business, (b) performing maintenance and repairs for the Real Property and tangible Personal Property in the Ordinary Course of Business; (c) maintaining insurance coverages consistent at such point in time in accordance with Starwood’s risk management policies for its managed hotels substantially similar to the Hotel and consistent with the Hotel’s location; and (d) renewing of Licenses and Permits; provided, however, in no event shall any contracts with airlines for guest rooms at the Hotel over which Seller has approval rights under the Management Agreement be entered into or modified after the Due Diligence Period without Purchaser’s prior written approval. Seller agrees to provide Purchaser with copies of all material written notices received by Seller or the Manager relating to the ownership or operation of the Hotel, including those received by Seller under the Management Agreement. Seller agrees to provide Purchaser with copies of monthly reports it receives relating to the ownership and operation of the Hotel to the extent and in the manner prepared in the Ordinary Course of Business.

Promptly after the Effective Date, Seller shall request (i) estoppel certificates in form and substance similar to those obtained by Seller when it acquired the Hotel (copies of which have been provided to Purchaser) for all tenants under the Tenant Leases and for the manager under the Parking Management Agreement and (ii) an estoppel certificate for the Manager under the Management Agreement in substantially the form of the estoppel certificate attached hereto as Schedule 8.2.1. From the Effective Date through the Closing Date, Seller shall be obligated to use commercially reasonable efforts to obtain estoppel certificates for (A) Grill on the Alley, Bulgari, the manager under the Parking Management Agreement and the Manager (such estoppel certificates, together with any modifications thereto that are reasonably acceptable to Purchaser, collectively the “Required Estoppels”) and (B) all other tenants under the Tenant Leases, and the consequence of Seller failing to obtain one or more of the Required Estoppels shall be subject to the provisions of Section 9.2.1 (it being agreed that failure to obtain estoppel certificates that are not Required Estoppels shall not be a condition precedent to Closing). Seller agrees to supplement the estoppel certificate form to be requested from the Manager with such additional provisions as may be reasonably requested by Purchaser during the Due Diligence Period and to use commercially reasonable efforts to cause the Manager to execute and deliver such supplemented estoppel certificate but in no event shall the failure of Manager to deliver such supplemented certificate (as opposed to the non-supplemented form of estoppel certificate from the Manager, which shall continue to be a Required Estoppel) be deemed a condition precedent to the Closing.

8.2.2 Contracts. Except as set forth in Schedule 8.2.2, from the Effective Date until the expiration of the Due Diligence Period, or earlier termination of this Agreement, Seller shall not, without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, (a) terminate or materially amend any Licenses and Permits, or except in the Ordinary Course of Business extend or renew any existing Licenses and Permits, (b) amend, enter into, terminate, extend or renew any new or existing Tenant Leases (other than the continuation of month-to-month Tenant Leases with existing tenants), or (c) materially amend, enter into, terminate, extend or renew any Material Contracts; unless such modifications to the Licenses and Permits, Tenant Leases or Material Contracts are (i) to be performed and then terminated prior to Closing, (ii) paid for entirely by Seller prior to the Closing, or (iii) are terminable by Purchaser without any termination fee upon not more than thirty (30) days notice. Upon the expiration of the Due Diligence Period, provided that Purchaser has not elected to terminate this Agreement, Seller shall not (A) terminate or amend any Licenses or Permits, (B) amend, enter into, terminate extend or review any new or existing Tenant Leases, or (C) amend, enter into, terminate, extend or renew any Material Contracts, without first obtaining the prior written consent of Purchaser, which may be withheld in Purchaser’s sole discretion. Further, Seller shall use commercially reasonable efforts to obtain the consents referenced on Schedule 7.1.3.

8.3 Licenses and Permits. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for obtaining, to the extent required for continuation of the Business, the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits, including any licenses and permits required for the sale and service of alcoholic beverages at the Hotel (the “Liquor Licenses”). Purchaser, at its cost and expense, shall, to the extent required for the continuation of the Business, submit all necessary applications and other materials to the appropriate Governmental Authority in a timely manner, and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including the Liquor Licenses, as of the Closing, and Seller shall cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits. Notwithstanding anything to the contrary contained herein, any transfer of the Licenses and Permits or issuance of new licenses and permits in the name of Purchaser shall not be effective until Closing. Seller and Purchaser acknowledge that the Liquor Licenses for the sale of alcoholic beverages at the Hotel (other than those relating to space demised to tenants under certain Tenant Leases) are held by Manager and, accordingly, shall not be transferred at Closing. It shall be a condition of Purchaser’s obligation to proceed with the Closing that as of Closing no material violation shall exist that would or could reasonably be expected to suspend or prevent the sale of alcoholic beverages at the Hotel after Closing as permitted under the existing Liquor Licenses held by the Manager (unless any such suspension or prevention is caused by Purchaser, its partners or Affiliates); and, if such violation shall exist as of the Closing, Purchaser may upon written notice to Seller terminate this Agreement and obtain a refund of the Earnest Money unless the suspension or prevention was caused by Purchaser, its partners or its Affiliates; provided that Seller shall have the right, but not the obligation, to postpone Closing for up to thirty (30) days to cure such violation.

8.4 Employees.

8.4.1 Union Contracts. Upon the assignment of Seller’s obligations under the Union Contracts to Purchaser at Closing, Purchaser shall assume all liabilities and obligations of Seller accruing or arising out of events occurring under the Union Contracts on or after the Closing Date, and Purchaser shall (and shall cause Manager to) comply with the terms of the Union Contracts, including hiring or continuing the employment of the Union Employees by Manager upon Closing to the extent required thereunder, on such terms and with such compensation, health, welfare and other benefits for the Union Employees as required thereunder; provided, however, Seller shall retain all liability in connection with the assignment of the Union Contracts.

8.4.2 Retention of Employees. Upon Closing, all Employees then employed shall continue to be employed by Manager or another Starwood Entity in accordance with the Management Agreement.

8.4.3 Employment Claims. Seller shall retain all liabilities and obligations in connection with employment claims, charges or grievances by any Employees based on events or occurrences through and including the Closing Date and shall indemnify and hold Purchaser harmless with respect thereto. Purchaser shall assume all liabilities and obligations in connection with any employment claims, charges or grievances by any Employees based on events or occurrences after the Closing Date and shall indemnify and hold Seller harmless with respect thereto.

8.4.4 Seller Employee Plan Obligations. Notwithstanding any other provision of this Agreement to the contrary, except for obligations and liabilities expressly assumed by Purchaser under the Union Contracts and the Management Agreement relating to events occurring after the Closing Date, Seller and its Affiliates shall retain and assume all obligations and liabilities arising under, or in respect of, any Seller Employee Plan, relating to events occurring on or prior to the Closing Date regardless of when incurred. During the Due Diligence Period, Seller agrees to use commercially reasonable efforts to obtain from the unions under the Union Contracts (and, if applicable with respect to employees at the Hotel, from the Manager under the Management Agreement) a statement as to the amounts, if any, of unfunded pension liabilities under such Union Contracts (and the Management Agreement, if so applicable) and to otherwise cooperate with the reasonable requests of Purchaser to ascertain such amounts and any other information reasonably requested in connection with the Union Contracts (and the Management Agreement, if so applicable), including delivering a form letter requesting the foregoing information that may be prepared by Purchaser; provided that the Parties acknowledge and agree that the delivery of a response to such requests shall not be a condition precedent to the Closing.

8.5 Bookings. Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date, including any Bookings by any Person in redemption of any benefits accrued under the Starwood Preferred Guest or Hot Rates programs.

8.6 Tax Contests.

8.6.1 Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date (i.e, Taxes for the 2005 tax fiscal year payable in 2006 and Taxes for all prior years), and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, that Seller shall not settle any Tax protest in a manner that will: (i) increase the assessment of the Real Property over the original assessed valuation established for the taxable period which includes the Closing Date or any subsequent taxable periods (each a “Subsequent Taxable Period”) or (ii) decrease the amount of any reduction or refund that would otherwise be payable for any Subsequent Taxable Periods.

8.6.2 Taxable Period Including the Closing Date. Subject to the consent of Purchaser, which consent shall not be unreasonably withheld, Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date (i.e., the 2006 tax fiscal year); provided, however, that Seller shall not settle any Tax protest in an manner that will: (i) increase the assessment of the Real Property over the assessed valuation established for any Subsequent Taxable Period or (ii) decrease the amount of any reduction or refund that would otherwise be payable for any Subsequent Taxable Periods. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and the Due Diligence Period has expired, Purchaser shall have the right to contest such Taxes in which case Seller shall conditionally assign to Purchaser any pending contest for such Taxes, with such assignment to be automatically revoked in the event the Closing does not occur for any reason. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, including reasonable attorneys’ fees, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.

8.6.3 Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date (i.e., the 2007 tax fiscal year and all subsequent years), and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

8.6.4 Cooperation. Seller and Purchaser shall cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.

8.7 Notices and Filings. Seller shall send an announcement to all tenants under any Tenant Leases (and to the manager under the Parking Management Agreement) as of the Closing Date in form and substance reasonably acceptable to Purchaser informing such tenants (and manager) of the change of ownership and operation of the Hotel to Purchaser. Seller and Purchaser shall cooperate with each other to provide written notice to any Person under any Contracts, Warranties Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business.

8.8 Access to Information. After the Closing, Purchaser shall provide to the officers, employees, agents and representatives of any Seller Indemnitees reasonable access to (a) the books and records with respect to the Hotel and the Business (and Seller shall have the right to make copies of such books and records at its expense), (b) the Property, and (c) the Employees, provided (i) such Seller

Indemnitees shall provide reasonable prior notice (which may be either telephonic or by email) to Purchaser; (ii) Purchaser shall not be required to provide such access during non business hours; (iii) Purchaser shall have the right to accompany the officer, employees, agents or representatives of such Seller Indemnitees in providing access to the books and records, the Property or the Rehired Employees as provided in this Section 8.8, and (iv) Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees arising from any examinations, tests, investigations or studies of the Property conducted by Seller, its employees, agents or representatives pursuant to this Section 8.8, except to the extent such Indemnification Loss results from Purchaser’s or Purchaser Indemnitee’s gross negligence or intentional misconduct. Seller shall, at its cost and expense, repair any damage to the Property or any other property owned by any Person other than Seller in connection with the exercise of Seller’s rights pursuant to this Section 8.8 and restore the Property or such third party property to the same condition as existed prior to the exercise of Seller’s rights under this Section 8.8. Purchaser, at its cost and expense, shall retain all books and records with respect to the Hotel for a period of three (3) years after the Closing.

8.9 Privacy Laws. To the extent either party obtains any customer or guest information or data as part of the purchase of the Property and the Business, such party shall at all times comply with all Applicable Law concerning (i) the privacy of such customer and guest information and data and the sharing of such information and data with third parties (including any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such customer and guest information and data.

8.10 Further Assurances. Purchaser and/or Seller shall execute, acknowledge and deliver to the other party, at the reasonable request of the other party or the Title Company, such instruments and take such other actions, in addition to the instruments and actions specifically provided herein at any time and from time to time after the execution of this Agreement whether before or after the Closing, in order to effectuate the provisions of this Agreement or the transaction contemplated herein or to confirm or perfect any right to be created or transferred hereunder or pursuant to this transaction; provided, that, the Party being requested to deliver such instruments or take such other actions shall not be required to incur any cost or expense, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse.

8.11 Non-Solicitation. Seller shall refrain from offering the Property or any portion thereof for sale (other than the sale of Personal Property in the Ordinary Course of Business) to any other party and terminate any pending negotiations for any such sale with any party other than Purchaser, and refrain from entering into such negotiations, until the Closing Date or such time as this Agreement is otherwise terminated.

8.12 Pre-Closing Access. Seller agrees that Seller will permit Purchaser to gain reasonable access to the Hotel from the expiration of the Due Diligence Period until the Closing (“Pre-Closing Access”); provided, that : (a) Purchaser shall provide Seller with reasonable prior notice (which may be telephonic or by email) of any such proposed Pre-Closing Access; (b) any persons who desire to enter the Hotel in connection with any such Pre-Closing Access shall, if requested by Seller, be accompanied by an employee, agent or representative of Seller or Manager; (c) any such Pre-Closing Access shall occur on Business Days between 9:00 a.m. and 5:00 p.m. (local time), unless otherwise approved in writing by Seller; (d) no such Pre-Closing Access shall involve any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion; (e) any such Pre-Closing Access shall be subject to the rights of tenants, guests and customers at the Hotel; and (f) no such Pre-Closing Access shall unreasonably interfere with the operations of the Hotel, and each person entering the Hotel pursuant to any such Pre-Closing Access shall comply with Seller’s reasonable requests with respect to such access to minimize such interference. Purchaser acknowledges that the Pre-Closing Access is granted to Purchaser for informational purposes only, and in no event shall the terms and provisions of this Section 8.12 be implied to provide Purchaser with any right to terminate this Agreement as a result of such Pre-Closing Access.

8.13 Release and Indemnification. Purchaser (for itself and all Purchaser Indemnitees) hereby releases and waives any claims against the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee to the extent such Indemnification Loss is caused by the Inspections or any Pre-Closing Access, except to the extent resulting from Seller’s or Seller Parties’ negligence or intentional misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees (with counsel reasonably acceptable to the applicable Seller Indemnitees) in accordance with Article XV from and against any Indemnification Loss incurred by any Seller Indemnitee that is caused by the Inspections or Pre-Closing Access, except to the extent such Indemnification Loss results from Seller’s or Seller Parties’ negligence or intentional misconduct. At Seller’s request, Purchaser, at its cost and expense, shall repair any such damage to the affected Property, Excluded Property or any other property owned by a Person other than Purchaser to the extent such damage is caused by the Inspections, Pre-Closing Access, or any act or omission of Purchaser, Purchaser’s Affiliates or Purchaser’s Inspectors and restore the affected Property or such other affected third-party property to the same condition as existed prior to such Inspections or Pre-Closing Access, or replace the affected Property or such affected third-party property with property of the same or better quality.

8.14 Bulk Sales Notice.

8.14.1 Seller agrees that Seller shall pay such amounts as are required pursuant to Section 5/902(d) of the Illinois Income Tax Act (“Illinois Act”) and Section 120/5j of the Illinois Retailer’s Occupation Tax (“Retailer’s Act”). Promptly following its receipt, Seller shall deliver to Purchaser any letter, certificate or receipts received from the Illinois Department of Revenue (“IDR”) showing (i) all taxes, penalties and interest have been paid by Seller to (or as directed by) IDR or (ii) no such taxes, penalties and interest are due from Seller.

8.14.2 Seller agrees that Seller shall pay such amounts as are pursuant to Section 3-4-140 of the Municipal Code of the City of Chicago (“Chicago Code”). Promptly following its receipt, Seller shall deliver to Purchaser any letter, certificate or receipts from the the Chicago Department of Revenue (“CDR”) showing (i) all taxes, penalties and interest have been paid by Seller to (or as directed by) CDR or (ii) no such taxes, penalties and interest are due from Seller.

8.14.3 Purchaser agrees that it will reasonably cooperate with Seller in Seller’s efforts to comply with Seller’s obligations under the Illinois Act, the Retailer’s Act and the Chicago Code, which may include providing such non-confidential information as Seller may reasonably require in order to complete any filings necessary therefor, and/or executing any documents as may be required therefor.

8.15 Audit Letter. Purchaser will be causing its accounting firm to prepare audited financial statements for the Property for calendar year 2005 which will be used in filings by Purchaser with the Securities and Exchange Commission; and Seller shall cooperate with Purchaser’s accounting firm in connection therewith, including, without limitation, providing Purchaser’s accounting firm with a representation letter in the form of Exhibit K attached hereto promptly upon request from Purchaser. To secure Seller’s obligation under this Section, $1,000,000 shall be deducted from the Purchase Price payable to Seller at Closing and placed in an interest-bearing escrow with the Title Company. Such funds shall be released to Seller upon the earlier to occur of (a) delivery of such representation letter to Purchaser’s accounting firm following Purchaser’s request to do so and (b) the seventy-second (72ndt) day after the Closing Date if Purchaser has not requested such representation letter prior to such date, provided that if the escrow is disbursed to Seller pursuant to clause (b) of the preceding sentence, Seller shall continue to be obligated to deliver such representation letter. If Seller does not deliver such representation letter to Purchaser’s accounting firm promptly following Purchaser’s request to do so during the seventy-one (71) day period following Closing, the funds in escrow shall be disbursed to Purchaser as its exclusive remedy with respect to Seller’s failure to deliver such representation letter and Seller shall have no further rights with respect to such funds; provided that if Purchaser requests such representation letter during the seventy-one (71) day period following Closing and Seller fails to promptly deliver it during such period Purchaser shall have the right to bring an action for specific performance to compel Seller to deliver such representation letter.

8.16 1031 Exchange. Each Party agrees to reasonably cooperate with the other Party should the other Party elect to purchase or sell the Property as a part of a like-kind exchange under Internal Revenue Code Section 1031, including a so-called reverse Section 1031 exchange. Such cooperation may include consenting to the assignment of all or a portion of this Agreement to a third party exchange intermediary, or consenting to the substitution of such third party intermediary acting as the party thereto, and the execution of such documents as may be reasonably necessary to complete the exchange in accordance with applicable laws and regulations, provided that no such assignment or substitution to an intermediary shall relieve the Party to this Agreement seeking to effect such exchange of its obligations and liabilities under this Agreement. The Party requesting the exchange shall bear all cost and expense related thereto other than any legal fees incurred by the other Party to review the exchange documents. The cooperating Party shall not incur any additional liability or financial obligation as a consequence of the other Party’s contemplated exchange, and neither Party shall be required to take title to any property other than the Property in connection with the consummation of such exchange.

ARTICLE 9     CLOSING CONDITIONS

9.1 Mutual Closing Conditions.

9.1.1 Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the conditions precedent set forth in this Section 9.1 (the “Mutual Closing Conditions”):

9.1.2 Adverse Proceedings. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or arbitration or other legal restraint or prohibition shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Authority, preventing or seeking to prevent the transaction described in this Agreement (an “Adverse Proceeding”), unless (in any of the foregoing cases) the same shall have been dismissed, released or otherwise cured prior to Closing; provided, further, that if Seller determines that it will be unable to cause any such Adverse Proceeding to be dismissed, released or otherwise cured prior to the then scheduled Closing Date, Seller shall have the right, but not the obligation, to postpone the Closing for up to thirty (30) days in order to enable Seller to pursue such dismissal, release or other cure.

9.1.3 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

9.2 Purchaser Closing Conditions.

9.2.1 Satisfaction of Purchaser Closing Conditions. In addition to the satisfaction of Mutual Closing Conditions, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

(a)	Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

(b)	Representations and Warranties. The representations or warranties of Seller in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules made in accordance with Section 16.13 of this Agreement) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made) in all material respects; it being agreed that any amendments or supplements or other Post Execution Disclosure caused by events beyond the control of Seller shall only be a Purchaser Closing Condition to the extent that the same would have a material adverse effect on the Hotel, the Business or the Property.

(c)	Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

(d)	Required Estoppels. Purchaser shall have received the Required Estoppels; provided that if all Required Estoppels have not been received by Purchaser, Seller shall have the right, but not the obligation, to postpone the Closing for up to thirty (30) days to obtain any missing Required Estoppel.

(e)	Other Conditions. All other conditions to Purchaser’s obligations set forth in this Agreement shall have been satisfied as of the Closing.

9.2.2 Failure of Purchaser Closing Condition. The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing; provided, however, that any such waiver shall be made in writing executed by Purchaser. Notwithstanding the foregoing, in the event a Purchaser Closing Condition is not satisfied at or prior to Closing and Purchaser nevertheless closes the transactions described in this Agreement, then Purchaser shall be deemed to have waived such Purchaser Closing Condition as a condition precedent to Closing, but the foregoing waiver shall not be deemed to be a waiver of any other rights of the waiving Party under this Agreement.

9.3 Seller Closing Conditions.

9.3.1 Satisfaction of Seller Closing Conditions. In addition to the satisfaction of Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

(a)	Receipt of the Purchase Price. Purchaser shall have (i) paid to Seller or deposited with Escrow Agent, together with an unconditional and irrevocable written direction to disburse the Purchase Price (as adjusted pursuant to Section 3.1) to Seller, and (ii) delivered written direction to Escrow Agent to disburse the Earnest Money to Seller.

(b)	Purchaser’s Deliveries. All of the Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

(c)	Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(d)	Covenants and Obligations. The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

(e)	Other Conditions. All other conditions to Seller’s obligations set forth in this Agreement shall have been satisfied as of Closing.

9.3.2 Failure of Seller Closing Condition. The Seller Closing Conditions are for the benefit of Seller, and Seller shall the right to waive any of the Seller Closing Conditions at or prior to Closing; provided, however, that any such waiver shall be made in writing executed by Seller. Notwithstanding the foregoing, in the event a Seller Closing Condition is not satisfied at or prior to Closing and Seller nevertheless closes the transactions described in this Agreement, then Seller shall be deemed to have waived such Seller Closing Condition as a condition precedent to Closing, but the foregoing waiver shall not be deemed to be a waiver of any other rights of the waiving Party under this Agreement.

9.4 Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Mutual Closing Conditions, respectively, the Seller Closing Conditions or the Purchaser Closing Conditions, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur. Notwithstanding the foregoing, in the event that a Mutual Closing Condition is not satisfied at or prior to Closing and Seller and/or Purchaser nevertheless close the transactions described in this Agreement, then Seller and/or Purchaser shall be deemed to have waived such Mutual Closing Condition.

ARTICLE 10     CLOSING

10.1 Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall occur on March 9, 2006, time being of the essence (as such date may be extended pursuant to an express provision of this Agreement), or such other date as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall occur pursuant to the Closing Escrow described in Section 10.2 or in such other manner and such other place as agreed to in writing between Seller and Purchaser.

10.2 Closing Escrow. The Closing shall take place by means of a so called “New York style” escrow (the “Closing Escrow”), in which case at or prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (a) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (b) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, (c) Seller shall deliver a so-called “gap indemnity” to the Title Company in the Title Company’s customary form, and (d) at Closing, the Purchase Price (as adjusted pursuant to Section 3.1) and the Earnest Money shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement and otherwise in accordance with the terms of this Agreement.

10.3 Closing Deliveries.

10.3.1 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section 10.3.1, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items set forth in this Section 10.3.1 (the “Seller Closing Deliveries”), as follows:

(a)	A closing certificate substantially in the form of Exhibit C, together with all exhibits thereto;

(b)	A special warranty deed (the “Deed”) substantially in the form of Exhibit B, conveying fee simple title in the Real Property to Purchaser;

(c)	A Bill of Sale in the form of Exhibit D, transferring the FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Books and Records, Plans and Specifications, and Bookings to Purchaser on the terms set forth therein;

(d)	A General Assignment and Assumption in the form of Exhibit E, assigning the Tenant Leases, Equipment Leases, Operating Agreements, Warranties, Licenses and Permits, Intellectual Property and Bookings to Purchaser on the terms set forth therein;

(e)	An Assignment and Assumption of Union Contracts substantially in the form of Exhibit F, assigning the Union Contract to Purchaser on the terms set forth therein;

(f)	An Assignment and Assumption of Hotel Management Agreement in the form of Exhibit G, assigning the Management Agreement to Purchaser on the terms set forth therein;

(g)	An Assignment and Assumption of Parking Management Agreement in the form of Exhibit I, assigning the Parking Management Agreement to Purchaser on the terms set forth therein;

(h)	Such agreements, affidavits or other documents as may be reasonably required by the Title Company to issue the Title Policy, including (i) written confirmation from the City of Chicago Water Department in its customary form that all outstanding water bills for the Hotel have been paid and (ii) an ALTA statement which (A) confirms that all work on the Real Property has been paid for and (B) contains a list of tenants that have rights of possession to portions of the Real Property;

(i)	Any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property;

(j)	A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code;

(k)	Reasonable evidence that Seller has filed notices of bulk sales with the IDR and CDR in compliance with Section 8.14 of this Agreement;

(l)	The Closing Statement prepared pursuant to Section 11.1;

(m)	All documentation required to transfer the vehicles owned or leased by Seller as set forth on Section 2.1.18 in accordance with the laws of Illinois;

(n)	The Closing Escrow Agreement

(o)	A lien waiver from JLL waiving any rights to place a lien on the Real Property in connection with the transactions set forth herein;

(p)	The Seller Guaranty; and

(q)	Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the transaction described in this Agreement.

10.3.2 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section 10.3.2, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items set forth in this Section 10.3.2 (the “Purchaser Closing Deliveries”), as follows:

(a)	The Purchase Price (as adjusted pursuant to Section 3.1) to be paid by Purchaser;

(b)	An unconditional and irrevocable letter of direction to Escrow Agent directing Escrow Agent to disburse the Earnest Money to Seller;

(c)	A Bill of Sale in the form of Exhibit D;

(d)	A General Assignment and Assumption in the form of Exhibit E;

(e)	An Assignment and Assumption of Union Contracts in the form of Exhibit F;

(f)	An Assignment and Assumption of Hotel Management Agreement in the form of Exhibit G;

(g)	An Assignment and Assumption of Parking Management Agreement in the form of Exhibit I;

(h)	A closing certificate in the form of Exhibit H, together with all exhibits thereto;

(i)	The Closing Statement prepared pursuant to Section 11.1;

(j)	The Closing Escrow Agreement;

(k)	Any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property; and

(l)	Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transaction described in this Agreement.

10.4 Deliveries Outside of the Closing Escrow. At Closing, Seller shall deliver to Purchaser all of the following outside of the Closing Escrow:

10.4.1 To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel (including the documents referenced on Schedule 4.3.1); provided, however, that Seller or Manager, as the case may be, shall have the right to retain copies of any Books and Records delivered to Purchaser; and

10.4.2 Keys to the Property.

10.5 Possession. Seller shall have delivered to Purchaser possession of (a) the Real Property, subject to the Tenant Leases, the Parking Management Agreement, the Permitted Exceptions, and the rights of the Manager under the Management Agreement and (b) the tangible Personal Property.

ARTICLE 11     PRORATIONS AND EXPENSES

11.1 Preliminary Closing Statement. Seller shall cause the Manager or the Hotel accounting staff (“Seller’s Accountant”) to make such inventories, and examinations of the Hotel, and of the books and records of the Hotel as the Parties may reasonably deem necessary to make the required adjustments and Prorations to the Purchase Price as set forth in Sections 11.2 and 11.3 or any other provisions of this Agreement. Purchaser or its designated representative shall be allowed to be present at such inventories, and examinations. Based upon such inventories, and examinations, Seller’s Accountant shall prepare and deliver to the Parties on a Business Day not later than three (3) days prior to the Closing Date a preliminary closing statement (the “Preliminary Closing Statement”), which shall contain Prorations as of 11:59 p.m. (Central Time) on the day prior to the Closing Date (the “Cut-Off Time”). The Preliminary Closing Statement shall contain Seller’s Accountant’s best estimate of the amounts of the items required to be prorated and adjusted pursuant to this Agreement between Seller and Purchaser as of the Cut-Off Time. Following its receipt of the Preliminary Closing Statement, Purchaser shall review the Proposed Closing Statement and shall discuss with Seller’s Accountant any items which Purchaser may reasonably dispute. Seller and Purchaser shall prepare a final closing statement (the “Final Closing Statement”)

reflecting the agreed upon items in the Preliminary Closing Statement, subject, to any adjustments made by Seller and Purchaser relating to the counts and calculations made in the three (3) days prior to Closing, but excluding any disputed items. The prorations referenced in the Final Closing Statement shall be the basis upon which the prorations and adjustments provided for under this Agreement shall be made at Closing.

11.2 Prorations. The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of the Cut-Off Time, or such other time expressly provided in this Section 11.2, so that the Closing Date is a day of income and expense for Purchaser.

11.2.1 Taxes. Seller shall give Purchaser a credit at Closing for all real estate taxes which have accrued with respect to the Real Property prior to Closing (i.e., real estate taxes for the 2005 tax fiscal year payable in 2006 and any previous tax fiscal year to the extent unpaid as of Closing and a prorata portion, based on the Cut-Off Time, of real estate taxes which have accrued for the 2006 tax fiscal year payable in 2007). All other Taxes that accrue during the taxable period during which the Closing Date occurs (and, to the extent unpaid, any previous taxable period) shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on 105% of the most recent available tax bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual tax bill for the relevant taxable period. The obligations of Seller and Purchaser to reprorate Taxes shall survive the Closing for the Survival Period; provided, that the obligation to reprorate real property Taxes that accrue prior to the Closing Date shall survive the Closing for a period of sixty (60) days after the date which the tax bills for the final installment(s) of real property Taxes which are subject to reproration as provided herein are received by the applicable Party. By way of example to clarify the Parties’ intent with respect to this Section 11.2.1, the credit to Purchaser for the 2005 Taxes would be approximately $4,400,000.

11.2.2 Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser; provided, however, there shall be no credit for any unpaid rents or other amounts due under the Tenant Leases until such rents and other amounts are received, and any collections under the Tenant Leases after Closing shall be applied to unpaid rents and other amounts owed under the Tenant Leases in their inverse order of maturity. The only tenant pass-throughs of real estate taxes and operating expenses under the Tenant Leases are for real estate taxes and utilities passed-through to Grill on the Alley monthly which shall be prorated as of the Cut-Off Time. Purchaser shall receive a credit for all assignable security deposits listed on Schedule 7.1.12 which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of the Tenant Leases. Purchaser shall not receive a credit for any non assignable security deposits held by Seller which Seller shall return to the tenant under such Tenant Lease, and Purchaser shall obtain any replacement security deposit from such tenant. The amounts payable under the Parking Management Agreement shall also be prorated as of the Cut-Off Time.

11.2.3 Contracts. Any amounts prepaid, accrued or due and payable under the Contracts including Contracts for IT Systems assumed by Purchaser pursuant to Section 12.3 (but excluding Contracts for utilities which proration is addressed separately in Section 11.2.5) shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all refundable deposits made by Seller under the Contracts (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

11.2.4 Licenses and Permits. All periodic amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all refundable deposits made by Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

11.2.5 Utilities. All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Cut-Off Time, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all refundable deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

11.2.6 Compensation. If the payroll period for the Employees ends on the date prior to the Closing Date, Seller shall pay all Compensation due to Employees for such payroll period, and Purchaser shall not receive a credit for such Compensation. If the payroll period for the Employees does not end on the date prior to the Closing Date, Purchaser shall receive a credit for all Compensation that is earned by the Employees as of the Cut-Off Time for the payroll period that includes the Closing Date, and Purchaser shall pay all Compensation due to the Employees for such payroll period. To the extent any Compensation cannot be finally determined as of the Closing, such as accrued bonuses or incentive compensation, Purchaser and Seller shall prorate such Compensation based on Manager’s estimate thereof for the entire year in which the Closing occurs.

11.2.7 Accrued Benefits; Unfunded Pension Liabilities. Purchaser shall receive a credit in an amount equal to the Accrued Benefits as of the Cut-Off Time for all Employees and any unfunded pension liabilities accrued as of the Closing Date under the Union Contracts in accordance with the amounts disclosed in any letters received by either of the Parties pursuant to Section 8.4.4.

11.2.8 Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

11.2.9 Retail Merchandise, Supplies and F&B. Seller shall not receive a credit for any Retail Merchandise or unopened or unused items of Supplies and F&B (including all F&B in any “mini bars” in the guest rooms).

11.2.10 Termination Fees. Purchaser shall receive any credit that Seller would be entitled to receive for any termination or cancellation fees paid prior to Closing in connection with Bookings which were scheduled to occur on or after the Closing Date.

11.2.11 Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars operated by, for or on behalf of Seller in the Hotel as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars thereafter.

11.2.12 Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment operated by, for or on behalf Seller as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

11.2.13 Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (a) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (b) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, F&B and Retail Merchandise ordered, but not delivered to the Hotel prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, F&B and Retail Merchandise which were ordered prior to Closing but delivered to the Hotel after the Closing.

11.2.14 Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel, to the extent that Seller shall elect that the same remain on deposit for the benefit of Purchaser as of the Closing. Purchaser and Seller shall count such cash together on the morning of the Closing.

11.2.15 Management Fees. All fees and expenses, including all management fees and expenses due under the Management Agreement, shall be prorated in accordance with the provisions of Schedule 11.2.14.

11.2.16 Water Charges. Any charges for water used at the Hotel shall be prorated.

11.2.17 Other Adjustments and Prorations. Following the Closing Date, Seller and Purchaser shall attempt in good faith to resolve any disputed items which were not included on the Final Closing Statement, or which have not otherwise been agreed between Seller and Purchaser. To the extent such disputed items are not resolved within one hundred eighty (180) days following the Closing Date, then Seller and Purchaser shall submit such dispute to Ernst & Young LLP (the “Outside Accountant”), and the determination of the Outside Accountant which shall be made within thirty (30) days after the submittal of the disputed items, shall be conclusive. The fees and expenses of the Outside Accountant shall be paid equally by Seller and Purchaser.

In the event complete information is not available or estimates have been utilized to calculate Prorations as of the Closing Date, any such Prorations shall be further adjusted and finalized between Seller and Purchaser within ninety (90) days after the Closing Date or as and when complete information becomes available to Seller and Purchaser. Any adjustments to initial estimated Prorations which are required upon review of such complete information shall be made by Seller and Purchaser, with due diligence and cooperation, by prompt cash payment to the Party entitled to a credit as a result of such adjustments. Any errors or adjustments in calculating the foregoing adjustments and Prorations shall be corrected or adjusted as soon as practicable after the Closing; provided, however, the provisions hereof shall survive the Closing for not more than one hundred eighty days (180) after the Closing except for the following Prorations which cannot be finally determined as of the end of such one hundred eighty day (180) period: real estate taxes; any incentive management fee due to the Manager for 2006; any incentive management fee due to the Parking Manager for 2006, provided that if the Parking Management Agreement is terminated without cause after Closing, such termination shall have no effect on the amount of the incentive management fee otherwise due to the Parking Manager absent such termination; and percentage rents payable by Grill on the Alley under its lease.

11.3 Accounts Receivable.

11.3.1 Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (a) all amounts charged to the Guest Ledger for all room nights, including parking charges, up to (but not including) the night during which the Cut-Off Time occurs, and (b) one half (1/2) of all amounts charged to the Guest Ledger for the room night, including parking charges, which includes the Cut-Off Time (other than any restaurant or bar charges on the Guest Ledger which shall be prorated in accordance with Section 11.2.10), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger, including parking charges.

11.3.2 Accounts Receivable (Other than Guest Ledger). At Closing, Seller shall not receive a credit for any Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3.1). However, Seller shall retain the right to collect all such Accounts Receivable. Purchaser shall cooperate with (and direct Manager to cooperate with) Seller in collecting the Accounts Receivable, including (a) applying all payments received for Accounts Receivables as they are intended and/or specified by the payor (in the event that there is no direction provided by the payor as to the application of the payment, then payments received by the Manager shall be applied to the most recent outstanding Accounts Receivable), (b) refraining from doing anything which might affect the collection of such Accounts Receivable, and (c) do or cause to be done all such acts of an administrative or clerical nature as Seller deems necessary or advisable to assist Seller in the collection of such Accounts Receivable, at no cost to Seller, provided that in no event shall Purchaser be required to hire a collection agency (unless Seller so requests and agrees to pay such agency’s fees) or institute a lawsuit or any other judicial proceeding for the collection of such Accounts Receivable. If any Accounts Receivables are paid to Purchaser or Manager after the Closing, Purchaser shall or shall cause Manager to, as the case may be, pay to Seller the amounts received by Purchaser within ten (10) days after receipt of such amounts, without any commission or deduction for Purchaser or Manager except to the extent Manager is entitled to any fees on such amounts under the terms of the Management Agreement.

11.3.3 No Double Counting Intended. Purchaser and Seller agree that they do not intend that any Party receive a credit at Closing pursuant to any other provision of this Agreement for items otherwise prorated between the Parties pursuant to this Article XI so as to ensure that there is no double counting of credits.

11.4 Transaction Costs.

11.4.1 Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (a) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.3.1; (b) one half (1/2) of the closing and escrow fees and expenses for the Escrow Agent (including any fees and costs for a “New York-style” escrow); (c) Cook County and State of Illinois real property transfer taxes; (d) any fees or expenses payable for the assignment of the Tenant Leases; (d) any update of the Existing Survey, (e) the fees and expenses for the Title Commitment and for obtaining the Title Policy (including any fees and expenses incurred for the purpose of curing an Unpermitted Exception which shall be Seller’s expense) but excluding those owner’s title endorsements requested by Purchaser, and (f) the fees and expenses of its own attorneys, accountants and consultants.

11.4.2 Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (a) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (b) any fees and expenses incurred for the purpose of obtaining owner’s title endorsements requested by Purchaser (provided the fees and expenses incurred for the purpose of curing an Unpermitted Exception shall be Seller’s expense); (c) any sales or similar tax and recording charges payable in connection with the conveyance of the Property; (d) any fees or expenses payable for the assignment, transfer or conveyance of the Equipment Leases, Operating Agreements, Warranties, Licenses and Permits, Intellectual Property (including the transfer of any security deposits under any of the foregoing) and security deposits under the Tenant Leases; (e) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (f) City of Chicago real property transfer taxes; (g) one half (1/2) of the closing and escrow fees and expenses for the Escrow Agent (including and fees and costs for a “New York-style” escrow); (h) any fees or expenses reimbursable to Manager in connection with amendments to the Management Agreement or estoppel certificates or “comfort letters” required by Purchaser or its lender from the Manager not expressly required by the Management Agreement; and (i) the fees and expenses of its own attorneys, accountants and consultants.

11.4.3 Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 11.4 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

ARTICLE 12     TRANSITION PROCEDURES

12.1 Safe Deposit Boxes. Prior to the Closing, Seller shall notify all guests or customers who are then using a safe deposit box at the Hotel advising them of the pending change in management of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties (all items which are verified as part of such inventories being referred to herein as “Inventoried Items”). Upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall be deemed an “Inventoried Safe Deposit Box”). If this Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes immediately upon such termination. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor. After the Closing, the Parties shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contents of the non Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with Article XV from and against, any Indemnification Loss incurred by any Seller Indemnitees with respect to, any theft, loss or damage to the Inventoried Items. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XV from and against, any Indemnification Loss incurred by any Purchaser Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box which were not Inventoried Items but which were allegedly deposited into such safe deposit box prior to such safe deposit box becoming an Inventoried Safe Deposit Box.

12.2 Baggage. On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with Article XV from and against, any Indemnification Loss incurred by any Seller Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XV from and against, any Indemnification Loss incurred by any Purchaser Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items allegedly left in the care of Seller which was not inventoried by the Parties.

12.3 IT Systems. Schedule 12.3 sets forth a list of the IT Systems which are leased or licensed by Seller. With respect to any IT Systems which are leased or licensed by Seller, Seller shall provide Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier, and Purchaser shall (a) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of such lease or license of such IT Systems from Seller to Purchaser, or a new lease or license for such IT Systems (as the case may be), and (b) pay any fees or expenses charged by the lessor, licensor, vendor or supplier of such IT Systems in respect of such assignment or transfer or new license (as the case may be). Purchaser shall not use any such IT System until it has obtained all such consents, approvals and new licenses as are necessary for it to use such IT System in full compliance with all licenses and other agreements relating thereto. Seller covenants and agrees to reasonably cooperate with Purchaser in connection with obtaining all such consents, approvals and new leases or licenses. With respect to the Excluded IT Systems set forth in Schedule 2.2.5, Seller shall not remove any such Excluded IT Systems from the Hotel at Closing (unless otherwise permitted under this Agreement), it being understood and agreed that such Excluded IT Systems are intended to be used by Manager in the continued operation of the Hotel after the Closing Date in accordance with the provisions of the Management Agreement.

12.4 Notice to Employees. At Closing, Manager shall, on behalf of Seller and Purchaser, make a joint announcement or communication to the Employees regarding the sale of the Hotel and their their continued employment at the Hotel, in form and substance reasonably acceptable to Seller and Purchaser. Further, any such notice to a Union Employee shall comply with the terms of the Union Contracts.

ARTICLE 13     DEFAULT AND REMEDIES

13.1 Seller’s Right of Termination. This Agreement may be terminated by Seller (a) if any of the Mutual Closing Conditions set forth in Section 9.1 has not been satisfied by the Closing Date, (b) if any of the Seller Closing Conditions set forth in Section 9.3 has not been satisfied by the Closing Date, or (c) upon a Purchaser Default.

13.2 Purchaser’s Right of Termination. This Agreement may be terminated by Purchaser (a) in accordance with the terms and conditions of Sections 4.1, 5.3.2, 14.1.1 or 14.1.2 of this Agreement, (b) if any of the Mutual Closing Conditions in Section 9.1 has not been satisfied by the Closing Date, (c) if any of the Purchaser Closing Conditions in Section 9.2 has not been satisfied on or before the Closing Date, or (d) upon a Seller Default.

13.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1 or Section 13.2, this Agreement shall thereafter become void and have no effect, without any liability on the part of any Party other than the provisions of this Article XIII and such provisions in this Agreement which expressly survive termination of this Agreement.

13.4 Purchaser Default. Upon termination of this Agreement by Seller upon a Purchaser Default, the Earnest Money shall be disbursed to Seller pursuant to Section 3.2.3, and upon such disbursement, Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. Purchaser’s obligation to cause Escrow Agent to disburse the Earnest Money to Seller pursuant to this Section 13.4 shall survive such termination.

13.5 LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.4 HEREOF, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, THE PARTIES AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT PURCHASER SHALL REMAIN FULLY RESPONSIBLE AND LIABLE HEREUNDER FOR ALL OF PURCHASER’S DUTIES, OBLIGATIONS AND LIABILITIES WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

13.6 Purchaser Termination. If this Agreement is terminated by Purchaser pursuant to Sections 13.2(a), (b) or (c), Escrow Agent shall refund the Earnest Money to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

13.7 Seller Default. In the event of a Seller Default, (a) Purchaser shall have the right to waive such Seller Default and proceed to Closing without any reduction in or setoff against the Purchase Price; (b) Purchaser may elect to terminate this Agreement, in which event the Earnest Money shall be disbursed pursuant to Section 3.2.4, and upon such disbursement, Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (c) Purchaser may seek specific performance as Purchaser’s sole and exclusive remedy. Notwithstanding the foregoing, in the event such Seller Default is (i) an intentional act of Seller with the express purpose of not consummating the transaction described in this Agreement, Purchaser may elect to bring an action against Seller for damages; provided, however, that in no event shall the aggregate amount of damages recoverable by Purchaser under this Agreement in such case (exclusive of any amounts recoverable by Purchaser by reason of any Indemnification Loss) exceed the amount of Two Million One Hundred Fifteen Thousand and no/100 Dollars ($2,115,000) or (ii) any other default under this Agreement (whether intentional or not), Purchaser shall be entitled to its reasonable out-of-pocket legal fees and expenses incurred in connection with such default; provided, however, that in no event shall the aggregate amount of such fees and expenses in such case exceed the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000).

13.8 Seller’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to terminate this Agreement under Section 13.2 for either a Seller Default or for a failure of a Purchaser Closing Condition (a “Seller Default or Failure”), unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of the Seller Default or Purchaser Closing Condition Failure (as the case may be), and Seller has not cured such Seller Default or Purchaser Closing Condition Failure (as the case may be) within five (5) days after Seller’s receipt of such notice (the “Seller Cure Period”); provided, that if Purchaser has already delivered the five (5) Business Day notice of a Seller Default required by the definition of “Seller Default” set forth in this Agreement and such five (5) Business Day cure period has expired, Seller shall not be entitled to any further cure period. If the Closing is scheduled to occur within the Seller Cure Period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of the Seller Cure Period. Notwithstanding the foregoing, the terms of this Section 13.8 shall not apply in the event that the

Seller Default or Failure applies to any failure by Seller to satisfy Seller’s obligation to make the material deliveries required to be made by it on the Closing Date pursuant to Section 10.3.1 hereof, in which case the Seller Cure Period shall be two (2) Business Days.

13.9 Purchaser’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to terminate this Agreement under Section 13.1 for either a Purchaser Default or for a failure of a Seller Closing Condition (a “Purchaser Default or Failure”), unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser Default or Seller Closing Condition Failure (as the case may be), and Purchaser has not cured such Purchaser Default or Seller Closing Condition Failure (as the case may be) within five (5) days after Seller’s receipt of such notice (the “Purchaser Cure Period”); provided, that if Seller has already delivered the five (5) Business Day notice of a Purchaser Default required by the definition of “Purchaser Default” set forth in this Agreement and such five (5) Business Day cure period has expired, Purchaser shall not be entitled to any further cure period. If the Closing is scheduled to occur within the Purchaser Cure Period, the Closing Date shall not be postponed, and Closing shall occur on the Closing Date. Notwithstanding the foregoing, the terms of this Section 13.9 shall not apply in the event that a Seller Default or Failure applies to: (a) any failure by Purchaser to satisfy Purchaser’s obligation to make the material deliveries required to be made by it on the Closing Date pursuant to Section 10.3.2 hereof (including the obligation to pay the Purchase Price), (b) a breach or default by Purchaser under Sections 3.2.1, 3.3 or 16.4, in which case the Purchaser Cure Period shall be two (2) Business Days or (c) failure to consummate Closing on the Closing Date.

ARTICLE 14     RISK OF LOSS

14.1 Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

14.1.1 Material Casualty. If the amount of the repair restoration of the Property required by a Casualty equals or exceeds two percent (2%) of the Purchase Price (before any adjustment as required by this Agreement) as reasonably determined by Seller (a “Material Casualty”), then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (a) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible, and (B) the reasonable estimated costs for the repair or restoration of the Property required by such Material Casualty, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (a) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

14.1.2 Non Material Casualty. In the event of any Casualty which is not a Material Casualty, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (a) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (i) the applicable insurance deductible, and (ii) the reasonable estimated costs for the repair or restoration required by such Casualty, and (b) Seller shall be entitled to retain all right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing.

14.1.3 Business Interruption Insurance. Seller shall cause the existing business interruption insurance policy for the Hotel to be maintained through the Closing Date and shall cause Purchaser to be added as an additional insured on such policy prior to the end of the Due Diligence Period.

14.2 Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

14.2.1 Material Condemnation. If the Condemnation would (a) result in the permanent loss of more than ten percent (10%) of the fair market value of the Land or Improvements as reasonably determined by Seller, (b) result in any permanent material reduction or restriction in access to the Land or Improvements, or (c) have a permanent materially adverse effect on the Business as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Material Condemnation, to (i) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Material Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

14.2.2 Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.

ARTICLE 15     SURVIVAL, INDEMNIFICATION AND RELEASE

15.1 Survival. If the Closing occurs, the representations and warranties of Seller and the representations of Purchaser in this Agreement shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern Time) on the date which is one (1) year after the Closing Date and shall terminate at the end of such one (1) year period except with respect to claims made by either Party during such one (1) year period for breach of such representations and warranties.

15.2 Indemnification by Seller. Subject to the limitations set forth in this Article XV, and any other express provision of this Agreement either limiting or granting indemnification, Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (a) a claim following the Closing for a breach of any express representations or warranties of Seller in this Agreement, (b) a claim following the Closing for a breach by Seller of any of its covenants or obligations under this Agreement, (c) any Third-Party Claim brought against Purchaser accruing prior to the Closing Date or for an occurrence or event occurring prior to the Closing Date (including any claim arising out of Seller’s obligations under Section 8.14), and (d) any litigation or claim relating to the matters disclosed on Schedule 7.1.7.

15.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article XV, Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (a) a claim following the Closing for a breach of any representations or warranties of Purchaser in this Agreement, (b) a claim following the Closing for a breach by Purchaser of any of its covenants or obligations under this Agreement, and (c) any Third Party Claim brought against Seller accruing on or after the Closing Date or for an occurrence or event occurring on or after the Closing Date.

15.4 Limitations on Indemnification Obligations.

15.4.1 Failure to Provide Notice within Survival Period. Notwithstanding anything to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for any Indemnification Loss as a result of a breach of a representation or warranty herein shall be entitled to indemnification for such breach only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.5.1 prior to the expiration of the applicable Survival Period.

15.4.2 Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall be not be required to provide indemnification to the Purchaser Indemnitees pursuant to Sections 15.2(a) or (b) to the extent that the aggregate amount of all Indemnification Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification does not exceed Fifty Thousand and no/100 Dollars ($50,000.00) (the “Indemnification Deductible”). Further, if such Indemnification Losses exceed the Indemnification Deductible, Purchaser shall be entitled to payment of the entire amount of the Indemnification Losses without regard to the Indemnification Deductible provided that Purchaser shall not be entitled to defense or indemnification in the event the aggregate amount of all Indemnification Losses for which Purchaser would otherwise be entitled to indemnification exceeds Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) (the “Indemnification Cap”), but in such event Purchaser shall be entitled to defense or indemnification up to the amount of the Indemnification Cap excluding any legal expenses incurred by Purchaser in enforcing this Agreement that may be recoverable by Purchaser under Section 16.11. The Indemnification Deductible and the Indemnification Cap shall only apply to Seller’s breach of any representation or warranty under this Agreement or in any Seller Document.

15.4.3 Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 15.4.1, (a) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (b) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

15.5 Indemnification Procedure.

15.5.1 Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification for a Third-Party Claim or under Sections 8.13, 15.2 or 15.3, or any other express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense or indemnification to such

Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

15.5.2 Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

15.5.3 Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (provided it has acknowledged to the Indemnitee in writing that the Third Party Claim is covered by the Indemnitor’s indemnifications herein) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in a cost efficient manner, provided that (a) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (b) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (c) the Indemnitor shall not enter into any writing stating any admission of liability or culpability or any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. Indemnitor will not be obligated hereunder for indemnifying the Indemnitee with respect to any settlement agreement for any Indemnification Claim which Indemnitee enters into without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim at the Indemnitor’s expense and may defend such Third-Party Claim or settle such Third Party Claim as the Indemnitee determines in its reasonable discretion.

15.5.4 Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by court order or order by an applicable authority with competent jurisdiction, written agreement or other means as the Parties otherwise may agree in writing.

15.6 Exclusive Remedy for Indemnification Loss. Except as otherwise provided in Section 13.3 and except for claims based on fraud, the indemnification provisions in this Article 15 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

15.7 Indemnification Obligations. If the Closing occurs, Seller shall cause the Seller Guarantor to execute and deliver to Purchaser at Closing a guaranty in substantially the form of Exhibit J attached hereto (the “Seller Guaranty”) pursuant to which Seller Guarantor shall (a) maintain a minimum net worth not less than the Indemnification Cap and (b) agree to be jointly and severally liable with Seller to pay for any obligations of Seller under this Agreement that survive Closing, in each case for a period of one (1) year from the Closing Date and, if Purchaser makes any claim against Seller under this Agreement during such one (1) year period, such guaranty shall continue in effect with respect to any such claim until it has been finally resolved; provided that the minimum net worth covenant shall be reduced to the lesser of the amount of the Indemnification Cap and the full amount of such claim.

ARTICLE 16     MISCELLANEOUS PROVISIONS

16.1 Notices.

16.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (a) personal delivery, (b) Federal Express or other reputable overnight courier service, or (c) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (a), or (b), to the recipient Party at the following address or facsimile number:

If to Seller:	JER/WMA, LLC
1650 Tysons Blvd., Suite 1600
McLean, VA 22102
Attention: Gerald R. Best, Esq. and Alex P. Gilbert
Telecopy No. (703) 714-8100

with a copy to:	Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Kevin O’Shea, Esq.
Telecopy No. (212) 610-6399

If to Purchaser:	LaSalle Hotel Properties
3 Bethesda Metro Center
Suite 1200
Bethesda, MD 20814
Attention: Chief Operating Officer
Telecopy No. (301)941-1553

With a copy to:	Hagan & Vidovic LLP
200 East Randolph Drive
Suite 4322
Chicago, Illinois 60601
Attention: R.K. Hagan, Esq.
Telecopy No. (312) 228-0982

16.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 16.1.4) under this Agreement shall be effective upon (a) delivery, personally or by facsimile, as the case may be, to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (b) the attempted delivery, personally or by facsimile, as the case may be, of such Notice if (i) such recipient Party refuses delivery of such Notice, or (ii) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 16.1.3 or (c) one (1) Business Day after such Notice is deposited with an overnight delivery service for overnight delivery.

16.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 16.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 16.1.

16.1.4 Delivery by Party’s Counsel. The Parties agree that the attorneys for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

16.2 No Recordation. Neither Purchaser nor any Affiliate of Purchaser, nor any Person acting by or on behalf of Purchaser shall record this Agreement, or any memorandum or other notice of this Agreement, in any public records.

16.3 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that (a) notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day and (b) nothing set forth in this Section 16.3 shall limit the cure periods agreed to by the Parties in this Agreement.

16.4 Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion; provided that Purchaser shall have the right to designate any Affiliate of Purchaser as its nominee to receive title to the Property, or assign all (and not less than all) of its right, title, interest and obligations in, to and under this Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than five (5) business days prior to the Closing; provided, however, that (a) any such Affiliate remains an Affiliate of Purchaser through Closing, (b) Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment, and (c) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, which shall (i) provide that Purchaser and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement, and (ii) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing.

16.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

16.6 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (a) the Parties and their respective successors and permitted assigns, and (b) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement (but without limiting any of the obligations of Manager under the Management Agreement).

16.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

16.8 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

16.9 JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE ILLINOIS CIRCUIT COURT IN COOK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, IN THE STATE OF ILLINOIS, AND SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.

16.10 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVE ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

16.11 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

16.12 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 3) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

16.13 Updates of Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement any schedule to this Agreement from time to time without Purchaser’s consent to the extent that (a) such schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, (b) Seller did not have Knowledge as of the time the original schedule was delivered to Purchaser of the matter being disclosed in such amendment or supplement by providing a written copy of such amendment or supplement to Purchaser, and (c) the event or circumstances that results in the amendment or supplement to such schedule did not occur prior to the Effective Date (or, in the case of any representation or warranty which is qualified to the Seller’s Knowledge, Seller did not have Knowledge of such event or circumstance prior to the execution of this Agreement). If Seller makes any amendment or supplement to the schedules other than to reflect matters permitted under the other Sections of this Agreement or for matters otherwise consented to by Purchaser (a “Post Execution Disclosure”), then within ten (10) Business Days of Purchaser’ receipt of Seller’s written notice hereof, Purchaser shall elect (as its sole right and remedy) by providing written notice to Seller to either (i) terminate this Agreement pursuant to Section 13.2(c) as a result of such Post-Execution Disclosure, if, and only if, the new information (in the aggregate) disclosed in such Post Execution Disclosure would result, after Closing, in a material adverse effect to Purchaser, including its ownership of the Property or the conduct of the Business or to the value of the Property or the Business or (ii) proceed to Closing (without any reduction, credit or offset to the Purchase Price) notwithstanding such Post Execution Disclosure, in which event the corresponding representation, warranty or other information shall be deemed qualified by such Post Execution Disclosure for the purposes of limiting the defense and indemnification obligations of Seller under this Agreement. If Purchaser does not provide Seller with Purchaser’s written election within such time period, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (i) of the preceding sentence.

16.14 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is not a Business Day, including the Closing Date, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given on the first Business Day following such non-Business Day. Unless otherwise specified herein, all references herein to “day” or “days” shall refer to calendar days and not Business Days.

16.15 Exhibits. In the event an Exhibit to this Agreement is not attached hereto as of the Effective Date, Seller and Purchaser shall agree upon and finalize each such Exhibit, in accordance with the terms of this Agreement and in such form as is customary in this type of transaction, prior to the expiration of the Due Diligence Period, which upon finalization shall be attached hereto and made a part hereof.

16.16 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transaction described in this Agreement.

16.17 Amendments, Waivers and Termination of Agreement. Except as set forth in Section 16.13, no amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

16.18 Not an Offer. The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser and Purchaser shall have no obligation to purchase the Property, unless and until all Parties have executed and delivered this Agreement to all other Parties.

16.19 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

16.20 ACTUAL DAMAGES. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, OR ANY OF THEM, BE LIABLE TO THE OTHER PARTY, WHETHER IN TORT, CONTRACT OR OTHERWISE FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES. THE PARTIES’ LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES, AND ALL OTHER DAMAGES AT LAW OR IN EQUITY ARE WAIVED. THE LIMITATIONS ON DAMAGES SPECIFIED IN THIS SECTION 16.20 ARE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. THE PROVISIONS OF THIS SECTION 16.20 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

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Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

JER/WMA, LLC, a Delaware limited liability company

By:	/s/ Gerald R. Best
Name:	Gerald R. Best
Its:	Vice President & Counsel

PURCHASER:

LASALLE HOTEL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	LaSalle Hotel Properties, its general partner

By:	/s/ Hans S. Weger
Name:	Hans S. Weger
Its:	Chief Financial Officer

PURCHASE AND SALE AGREEMENT

BY AND AMONG

JER/WMA, LLC,

AS SELLER

AND

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.,

AS PURCHASER

AND

DATED AS OF JANUARY 26, 2006

FOR THE

WESTIN MICHIGAN AVENUE CHICAGO

909 NORTH MICHIGAN AVENUE

CHICAGO, ILLINOIS